UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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STANDARD PACIFIC CORP.
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15360 Barranca Parkway
Irvine, California 92618
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of Standard Pacific Corp. will be held at 15360 Barranca Parkway, Irvine, CA 92618, on Wednesday, June 3, 2015 at 10:30 a.m., local time, for the following purposes:
(1)	To elect seven directors to hold office until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
(2)	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015;
(3)	Ratification of the Company's Amended and Restated Stockholder Rights Agreement;
(4)	Ratification of the Amended Forum Selection Provision in the Company's Amended and Restated Bylaws; and
(5)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors recommends stockholders vote FOR proposals (1), (2), (3) and (4).
The Board of Directors has fixed the close of business on April 8, 2015 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting.  The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our capital stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.  To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person.  We encourage you to vote via the internet or by telephone.  If you requested a paper copy of our proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials.  Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.
We are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the internet.  As a result, we are mailing to our stockholders a notice of internet availability of proxy materials instead of a paper copy of our proxy statement and our annual report to stockholders.  The notice of internet availability of proxy materials contains instructions on how to access those documents via the internet.  The notice of internet availability of proxy materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our annual report to stockholders and a form of proxy card or voting instruction card, as applicable.

By Order of the Board of Directors

JOHN P. BABEL
Secretary
Irvine, California
April [24], 2015

Preliminary Proxy Statement–Subject to Completion, Dated April [   ], 2015

PROXY STATEMENT

STANDARD PACIFIC CORP.
15360 Barranca Parkway
Irvine, California 92618

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2015

GENERAL INFORMATION
This proxy statement contains information related to our annual meeting of stockholders to be held Wednesday, June 3, 2015, beginning at 10:30 a.m., local time, at our headquarters, located at 15360 Barranca Parkway, Irvine, CA 92618 (the "Annual Meeting").  Your proxy for the meeting is being solicited by the Standard Pacific Corp. Board of Directors.  This proxy statement will be available on the internet, and the notice of internet availability of proxy materials is first being mailed to stockholders beginning on or about April [24], 2015.
The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the notice of internet availability of proxy materials. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.
In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the internet.  Accordingly, a notice of internet availability of proxy materials has been mailed to our stockholders. Stockholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the notice of internet availability of proxy materials mailed to them.  Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials.  This means that only one copy of our proxy materials or notice of internet availability of proxy materials, as applicable, may have been sent to multiple stockholders in the same house.  We will promptly deliver a separate notice of internet availability of proxy materials and, if requested, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the notice of internet availability of proxy materials.
RECORD DATE AND VOTING
On April 8, 2015 (the "Record Date"), the Company had outstanding a total of [_________] shares of Company common stock (the "Common Stock") and 267,829 shares of Series B Junior Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, collectively with the Common Stock, the "Shares").  Holders of the Shares are entitled to receive notice of and to vote at the Annual Meeting.  As of the Record Date, the holders of Series B Preferred Stock were entitled to vote on all matters upon which the holders of Common Stock are entitled to vote, with holders of the Common Stock (excluding the holder of the Series B Preferred Stock) entitled to 51% of the total voting power of the Shares and the holder of the Series B Preferred Stock entitled to 49% of the total voting power of the Shares (the combined voting power of the Common Stock and Series B Preferred Stock held by the holder of the Series B Preferred Stock equals 49%).
The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of the Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

The persons named in the accompanying proxy card will vote Shares represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, Shares represented by properly completed proxies will be voted:
•	FOR the election of the directors of the Company designated herein as nominees (see "Proposal No. 1: Election of Directors");
•	FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015 (see "Proposal No. 2: Ratification of Auditor");
•	FOR ratification of the Company's Amended and Restated Stockholder Rights Agreement (see "Proposal No. 3: Ratification of Amended and Restated Stockholder Rights Agreement"); and
•
FOR ratification of the Amended Forum Selection Provision in the Company's Amended and Restated Bylaws (see "Proposal No. 4: Ratification of the Amended Forum Selection Provision in the Company's Amended and Restated Bylaws").

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the internet, or by attending the Annual Meeting and casting his or her vote in person.  A stockholder's last timely vote will be the vote that is counted.
If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name", and the notice of internet availability of proxy materials is being forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card.  As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  Rules of the New York Stock Exchange (the "NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal absent voting instructions from the beneficial owner.  If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions.  A "broker non-vote" occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.
Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.  The election inspectors will treat abstentions and broker non-votes as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.  For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).  Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on the proposals to be voted on at the 2015 Annual Meeting.
Stockholders may provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on June 2, 2015. Telephone and internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on June 2, 2015.  Please have your notice and proxy control number in hand when you telephone or visit the website.

PROPOSAL NO. 1    ELECTION OF DIRECTORS
Our Board of Directors consists of a single class of seven members that are elected annually.  The Board of Directors has nominated each of our current seven directors to stand for election at the meeting.  If elected, each nominee will serve until the 2016 annual meeting of stockholders or until the election and qualification of his respective successor.
Pursuant to the terms of the Stockholders Agreement (the "Stockholders Agreement") between the Company and MP CA Homes, LLC ("MatlinPatterson"), MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for board membership.  The Company is (subject to certain exceptions discussed on page 9 of this proxy statement) required to nominate each director designated by MatlinPatterson, if the Nominating and Corporate Governance Committee determines that such nominees possess the characteristics required by the Company's governance standards, and to have the Board of Directors recommend that stockholders vote for the election of each MatlinPatterson designated director.  MatlinPatterson has designated two persons, David J. Matlin and Peter Schoels, as director nominees.
MatlinPatterson is also required to use its reasonable best efforts to elect to the Board of Directors the independent directors nominated by the Nominating and Corporate Governance Committee.  However, pursuant to the Stockholders Agreement, MatlinPatterson is required to vote for or withhold authority for such nominees in the same proportion as all of the Company's stockholders (other than MatlinPatterson and its affiliates) vote.
The qualifications of each director nominee are described below under the heading "Nominees for Election."
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT FOR DIRECTOR.
Assuming the presence of a quorum, the seven directors that receive the most "For" votes will be elected at the Annual Meeting.  Broker non-votes will have no effect on the election of directors because such election is by a plurality vote.  Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them for the election of the seven nominees identified below.  The Board of Directors does not contemplate that any of its proposed nominees will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board of Directors.
Nominees for Election
The Board of Directors has nominated Bruce A. Choate, Ronald R. Foell, Douglas C. Jacobs, David J. Matlin, John R. Peshkin, Peter Schoels and Scott D. Stowell for election as directors at the Annual Meeting.  Following is biographical information about each of the director nominees and reasons why the Nominating and Governance Committee and the Board determined that each of the director nominees should serve on the Board.

Bruce A. Choate
Age; 67
Year in which First Elected a Director: 2007
Committees Served: Chairman of the Compensation Committee and member of the Audit Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Since December 2002, Mr. Choate has served as Chief Executive Officer, President and Director of Watson Land Company, a privately-held real estate investment trust ("REIT") located in Carson, California.  Prior to December 2002, Mr. Choate served since 1991 as Watson Land Company's Chief Financial Officer.  Mr. Choate also serves on the Board of Directors of AvalonBay Communities, Inc., a publicly traded apartment REIT, and is a member of AvalonBay's investment and finance committee and its nominating and corporate governance committee.  Mr. Choate has announced he is retiring from the AvalonBay Board of Directors following AvalonBay's May 2015 annual meeting.  Mr. Choate's extensive background in the real estate industry, including his extensive real estate related accounting and financial expertise, led to our Board's conclusion to nominate Mr. Choate for re-election as a member of our Board of Directors.

Ronald R. Foell
Age; 86
Year in which First Elected a Director: 1967
Committees Served: Chairman of the Board of Directors, and member of the Nominating and Corporate Governance and Executive Committees
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chairman of the Board since December 2008.  Mr. Foell served as President of the Company from 1969 until October 1996.  Since October 1996 Mr. Foell has been a private investor.  Mr. Foell's half century of homebuilding experience and his long history with the Company led to our Board's conclusion to nominate Mr. Foell for re-election as a member of our Board of Directors.

Douglas C. Jacobs
Age; 74
Year in which First Elected a Director: 1998
Committees Served: Chairman of the Audit Committee and member of the Compensation, Nominating and Corporate Governance and Executive Committees
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Executive Vice President — Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and a family trust since January 1, 2006.  Prior to that, Executive Vice President — Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from March 2001 to December 2005.  Prior to that Mr. Jacobs, among other things, served as a Partner of the accounting firm of Arthur Andersen LLP.  Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, and a member of its compensation committee and Chairman of its audit committee.  Mr. Jacobs' extensive background in accounting and finance, which qualifies him as our "audit committee financial expert" within the meaning of applicable SEC regulations, led to our Board's conclusion to nominate Mr. Jacobs for re-election as a member of our Board of Directors.

David J. Matlin
Age; 53
Year in which First Elected a Director: 2008
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chief Executive Officer of MatlinPatterson Global Advisers LLC, a private equity firm since 2002.  Prior to July 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston (CSFB), and head of their Distressed Securities Group since its formation in 1994.  Prior to joining CSFB, Mr. Matlin was Managing Director of distressed securities and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. (1988-1994).  Mr. Matlin also serves as a member of the Board of Directors of Flagstar Bank, N.A. and is a member of their compensation committee.  Mr. Matlin also serves as an Advisory Board member of Wharton Private Equity Partners (WPEP).  Mr. Matlin serves as a member of our Board pursuant to the terms of the Stockholders Agreement between the Company and its largest stockholder, MatlinPatterson.  In addition, the Board believes that Mr. Matlin's extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

John R. Peshkin
Age; 54
Year in which First Elected a Director: 2012
Committees Served: Chairman of the Nominating and Corporate Governance Committee and member of the Audit and Compensation Committees
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Managing principal and founder of Vanguard Land, LLC, a private real estate investment group focused on the acquisition and development of high-quality residential properties since September 2008.  Prior to founding Vanguard Land, Mr. Peshkin was Chief Executive Officer of Starwood Land Ventures, LLC from May 2007 to August 2008. Mr. Peshkin began his career at Taylor Woodrow, with progressive roles over nearly 25 years, including six years as Chief Executive Officer of North American operations, from 2000 to 2006.  Mr. Peshkin was also a member of the Board of Directors of WCI Communities, Inc. from September 2009 to February 2012.  Mr. Peshkin's extensive background in land development and homebuilding, including his deep familiarity with the Florida market, led to our Board's conclusion to nominate Mr. Peshkin for re-election as a member of our Board of Directors.

Peter Schoels
Age; 41
Year in which First Elected a Director: 2009
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Managing Partner of MatlinPatterson Global Advisers LLC, a private equity firm, since July 2002.  Prior to July 2002, Mr. Schoels was a member of Credit Suisse First Boston's Distressed Group which he joined in 2001.  He has made investments in North America, Latin America, Europe and the CIS.  Before joining CSFB, Mr. Schoels was Director of Finance and Strategy for Tradeledger and KnowledgePlatform, both subsidiaries of Itim Group Plc (2000-2001).  Previously, he was Manager of Mergers and Acquisitions for Ispat International NV (now Mittal Steel), specializing in buying distressed steel assets in emerging markets (1998-2000).  Mr. Schoels also serves as a member of the Board of Directors of Flagstar Bank, N.A. and is a member of their compensation committee.  Mr. Schoels was identified by, and serves as a member of our Board pursuant to the terms of the Stockholders Agreement between the Company and its largest stockholder, MatlinPatterson.  In addition, the Board believes that Mr. Schoels' extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

Scott D. Stowell
Age; 57
Year in which First Elected a Director: 2012
Committees Served: Chairman of the Executive Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chief Executive Officer of the Company since January 2012 and President since March 2011.  Mr. Stowell served as Chief Operating Officer from May 2007 to March 2011, President of our Southern California Region from September 2002 to May 2007 and President of our Orange County division from April 1996 to September 2002.  Mr. Stowell joined the Company in 1986 as a project manager.  Mr. Stowell is also a Director of Pacific Mutual Holding Company, the ultimate parent company of Pacific Life Insurance Company.  Our Board nominated Mr. Stowell because he is our Chief Executive Officer and the Board believes it is appropriate for the Company's CEO to serve as a member of our Board of Directors.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Company's Chairman of the Board and Chief Executive Officer will be selected in the manner that the Board of Directors deems is in the best interest of the Company at a given point in time.  The Board does not have a policy as to whether the roles of Chairman and Chief Executive Officer should be separate or combined and, if the roles are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.  In December 2008, the Board decided to separate the roles of Chairman and Chief Executive.  At that time, Ronald R. Foell, an independent member of the Board of Directors who has served as a director of the Company since 1967, was appointed to serve as Chairman of the Board.  Mr. Foell has been re-appointed to serve as our Chairman for 2015.
Our Corporate Governance Guidelines provide that our Chairman will also serve as the Company's Lead Independent Director if the Chairman is independent.  In cases where the Chairman is not independent, the Chairman of the Nominating and Corporate Governance Committee will serve as our Lead Independent Director.  Since Mr. Foell is an independent member of the Board he also serves as our Lead Independent Director.  As Chairman of the Board and Lead Independent Director, Mr. Foell's responsibilities include:
•
establishing the agenda for each meeting of the Board in consultation with the Chief Executive Officer and coordinating and developing the agenda for each executive session of the independent directors;

•	convening and chairing each meeting of the Board and the regular executive sessions of the independent directors;
•	coordinating feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and management;
•
reviewing, and approving if appropriate, requests for approvals or waivers under the Company's Code of Business Conduct and Ethics with regard to proposed chief executive officer and director conduct; and

•	acting as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on a matter.

In addition to Mr. Foell, the chairman of each of the standing committees of our Board provides leadership to the Board within the area for which his committee is responsible. The following is a description of each of the standing committees of our Board of Directors.
Committees of the Board of Directors
During 2014, our Board of Directors had standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The current membership of each committee is as follows:
Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Bruce A. Choate
Ronald Foell
Douglas C. Jacobs
John R. Peshkin
Scott D. Stowell

   Chairman                                                           Member                                                                        Chairman of the Board

Audit Committee:  The Audit Committee, which held five meetings during 2014, represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries and is also responsible for providing oversight to the Company's risk management function.  Under the Audit Committee's charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Audit Committee has general responsibility for:
•
overseeing the integrity of the Company's accounting, auditing and financial reporting processes, the adequacy of the Company's internal controls and the fullness and accuracy of the Company's financial statements;

•
reviewing with management and the Company's independent auditor the Company's annual financial statements and Annual Report on Form 10-K and quarterly financial statements and Quarterly Reports on Form 10-Q prior to filing with the SEC;

•
appointing the Company's independent auditor, reviewing its independence, effectiveness and significant relationships with the Company (if any), and approving the hiring by the Company of current and former employees of the independent auditor (if any);

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company's independent auditor;
•	approving major changes to the Company's internal auditing and accounting principles and practices;
•	overseeing the Company's guidelines and policies with respect to risk assessment and risk management;
•	establishing, reviewing and updating a code of ethical conduct and a whistleblower complaint procedure;
•	reviewing legal compliance matters and the adequacy of the Company's disclosure controls and procedures;
•	discussing the general types of information to be disclosed and presentation of the Company's earnings press releases and related presentations;
•	reviewing annually the performance of the Committee and the contents of the Audit Committee charter; and
•	performing any other actions that the Board of Directors deems appropriate.
The Audit Committee has been established in accordance with applicable SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined under the NYSE listing standards.  In addition, the Board of Directors has determined that Douglas C. Jacobs, an independent director, qualifies as an "audit committee financial expert" within the meaning of applicable SEC rules and regulations.  Mr. Jacobs' extensive background in accounting and finance, as described more particularly under the heading "Proposal No. 1 Election of Directors–Nominees for Election", qualifies him as our audit committee financial expert.
Compensation Committee:  The Compensation Committee, which held nine meetings during 2014, represents the Board in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives.  All of the members of the Compensation Committee are independent directors as defined under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3.
Under the Compensation Committee's charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Compensation Committee has general responsibility for:
•	establishing the Company's compensation philosophy, objectives and policies;
•	reviewing, establishing and approving compensation programs and levels of compensation for the Company's directors and executive officers, including equity-based compensation awards;
•	administration of stock incentive plans (including the selection of employees to receive awards and the determination of the amount and the terms and conditions of such awards);

•
annually reviewing and appraising the performance of the Company's Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to other executive officers of the Company;

•	making recommendations to the Board on management succession relating to the Chief Executive Officer and other executive officer positions; and
•	establishing, and reviewing compliance with, director and executive officer stock ownership guidelines.
In determining executive compensation, the Compensation Committee may take into consideration the research and recommendations provided by compensation consultants and other advisors engaged directly by the committee, as well as recommendations made by the Company's Chief Executive Officer. This process is described in greater detail in the "Compensation Discussion and Analysis" section of this proxy statement. The Compensation Committee generally does not delegate authority granted the committee by its charter.
Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held one meeting during 2014.  All of the members of the committee are independent directors as defined under the NYSE listing standards. The Nominating and Corporate Governance Committee's charter requires that the committee meet at least once per year or more frequently as circumstances dictate, and that it has general responsibility for:
•
recommending the slate of directors to be nominated by the Board for election by the stockholders at the annual meeting of stockholders and reviewing and recommending candidates to fill vacancies on the Board;

•	recommending to the Board the composition of board committees;
•	overseeing and reviewing the Company's Corporate Governance Guidelines;
•	monitoring a process to assess the effectiveness of the Board; and
•
considering recommendations for directors submitted by stockholders as well as considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board.

Executive Committee:  The Executive Committee, which did not hold any meetings during 2014, represents the Board of Directors in discharging all of its responsibilities between board meetings, and may generally exercise all of the powers of the Board of Directors, except those powers expressly reserved by applicable law to the Board of Directors or that must be made by independent directors, in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions or limitations dictated by the Board of Directors.
Board of Directors Meetings and Attendance
During 2014, the Company's Board of Directors held four meetings in addition to the committee meetings discussed above. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he then served.  In addition, the Company's non-management directors held formal quarterly meetings without the presence of management (executive sessions), as well as a number of additional informal meetings without the presence of management, from time to time, as determined necessary by the Lead Independent Director. We do not have a policy requiring our Directors to attend our annual meeting.  The 2014 annual meeting of stockholders was attended by Ronald R. Foell and Scott D. Stowell.
Communications with the Board of Directors
Stockholders and other interested parties may communicate with the Board of Directors, including the Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company's principal executive offices. All such communications received by the Company are compiled by the Corporate Secretary and forwarded to the Lead Independent Director, respective committee chairman, or other directors as appropriate.

Corporate Governance Guidelines and Director Independence
Our Corporate Governance Guidelines provide a framework for our corporate governance structure and culture and cover topics including, director independence, selection and composition of the Board of Directors and its committees, director compensation and performance of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board of Directors any changes thereto.
Our Corporate Governance Guidelines provide that a majority of the members of the Board of Directors must meet the criteria for independence as required by the NYSE listing standards. As set forth in the Corporate Governance Guidelines, a director will be independent only if the Board of Directors determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. In making that determination, the Board of Directors has adopted the categorical standards relating to director independence set forth in the NYSE listing standards. The Board of Directors has determined that each of its current members, except for Scott D. Stowell, meet the aforementioned independence standards.  Mr. Stowell does not meet the aforementioned independence standards because he serves as our Chief Executive Officer.
Director Identification, Qualification and Nominating Procedures
The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying director nominees, including considering potential director candidates who come to the committee's attention through current officers, directors, professional search firms, stockholders or other persons. The Committee seeks to include  diverse candidates in the pool from which new Board nominees are chosen, and will expand search parameters to non-traditional environments (including government, academia and non-profit organizations) for new candidates.  In addition, pursuant to the terms of the Stockholders Agreement (described in more detail below under the heading "Certain Relationships and Related Transactions; Transactions with Related Persons") between the Company and MatlinPatterson, the Company's largest stockholder, MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for Board of Directors membership.  The Nominating and Corporate Governance Committee is required to nominate each such person designated by MatlinPatterson if the committee determines that such nominees possess the characteristics required by the Company's governance standards, provided, that, the committee is not obligated to nominate any MatlinPatterson nominee if such nominee is an officer or director of:
•	any company that competes to any significant extent with the business of the Company or its subsidiaries in the geographic areas in which they operate;
•	another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States; or
•
a company that does not have a class of equity securities registered with the SEC and that has annual revenues (in its most recently completed fiscal year) from homebuilding and land development activities within the United States of more than $200 million.

Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee's judgment and skills (depth of understanding of the Company's industry, financial sophistication, leadership, objectivity,  and other factors deemed appropriate by the committee) and the diversity of the nominee's background and experience (which includes gender, race, ethnicity, sexual orientation, gender identity, culture and geography), all in the context of the perceived needs of the Board of Directors at that point in time.
In addition to the foregoing, the Company's Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum characteristics:
•	the highest character and integrity;
•	an ability and desire to make independent and thoughtful analytical inquiries;

•	meaningful experience at a strategy/policy setting level;
•	outstanding ability to work well with others;
•	sufficient time available to carry out the significant responsibilities of a member of the Board of Directors; and
•
freedom from any conflict of interest (other than Board members serving pursuant to an agreement between the Company and any stockholder or the employment by the Company in the case of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board of Directors.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company's Board of Directors, that stockholder may submit the recommendation for consideration to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary at the Company's principal executive offices.  The Nominating and Corporate Governance Committee will review properly submitted stockholder recommendations in the same manner as it evaluates all other nominees.
In addition, the Company's bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at an annual meeting of the stockholders only if written notice of such stockholder's intent to make such nomination has been given to the Company's Corporate Secretary at the Company's principal executive offices not later than 90 days prior to the anniversary date of the preceding year's annual meeting, or, if the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, the later of the 90th day prior to such meeting or the seventh day following the first public announcement of the date of such meeting or, in the case of a special meeting, not later than the close of business on the later of the 60th day prior to such special meeting or the seventh day following first public announcement of the date of such special meeting. Each notice must set forth, among other things required by the Company's bylaws: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person(s)) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director of the Company if so elected.
Risk Oversight
The Audit Committee is responsible for overseeing the Company's guidelines and policies with respect to risk assessment and risk management.  The Audit Committee includes a discussion with management of the potential risks and exposures the Company faces and the steps management is taking to identify and manage those risks on the agenda for at least two of its regularly scheduled meetings each year, and the committee and/or the full Board may also discuss risk issues with management at other times as they arise.  In addition, the full Board of Directors takes responsibility for overseeing some larger areas of operational risk, such as significant land purchases and financings.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company's employees, including its senior financial and executive officers, as well as the Company's directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company's directors and senior financial and executive officers on its website, www.standardpacifichomes.com or in a current report on Form 8-K, as required.
In addition, the Company has adopted a whistleblower procedure pursuant to which employees and others have access to our Board of Directors and senior management to raise any concerns about unethical business practices and other Company related concerns confidentially.

Access to Corporate Governance Documentation and Other Information Available on Our Website
The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees are accessible via the Company's website at www.standardpacifichomes.com.
Certain Relationships and Related Transactions; Transactions with Related Persons
Our Code of Business Conduct and Ethics and our Employment of Relatives Policy govern transactions between the Company and our directors, executive officers, and their immediate family members. The Code of Business Conduct and Ethics provides that no director, executive officer, or any of their immediate family members may, directly or indirectly, sell, buy, lease, or otherwise provide or receive any goods, property or services from the Company without obtaining the pre-approval required by the code. Our Employment of Relatives Policy provides that the approval of our Lead Independent Director must be obtained prior to the Company or any subsidiary hiring, transferring or promoting a relative of a director or executive officer. These policies do not set forth any categorical standards that must be followed when determining whether to grant or deny approval. Rather, we rely on the good judgment and common sense of the required approver, the Lead Independent Director in the case of the other directors and the chief executive officer, and the chief executive officer in the case of the Company's other officers, to determine whether the proposed transaction is consistent with the principles underlying our policies.
While the Company does not have a general policy regarding transactions between the Company and beneficial owners of five percent or more of the Shares, the terms of the Stockholders Agreement between the Company and MatlinPatterson (owner of 49% of the voting power of the Shares as of the Record Date) provides a framework pursuant to which the Company's transactions with MatlinPatterson will be analyzed.  The Stockholders Agreement provides that transactions with MatlinPatterson or its affiliates (other than certain acquisitions of the Company's capital stock that require the approval of the Company's stockholders) are required to be pre-approved by a majority of the non-management, non-MatlinPatterson, independent members of the Board of Directors.
To our knowledge, during 2014 there were no transactions between the Company and any of our directors, executive officers, five percent or greater beneficial owners of Shares, or any of the immediate family members of any of the foregoing persons that would be required to be reported in this proxy statement, except for those listed below.
During 2014, the Company purchased finished homesites in two master planned communities developed by Crescent Resources, LLC.  Crescent Resources, LLC is a land management and real estate development Company in which an affiliate of MatlinPatterson has a significant indirect ownership interest.  The total purchase price for the acquisition of the homesites in 2014 was approximately $6.4 million, with homesites valued at approximately $7.9 million remaining to be purchased by the Company in these two master planned communities in future periods. The purchase price for these transactions was established at arm's length and was approved by the independent members of our Board of Directors who are not affiliated with MatlinPatterson.  MatlinPatterson was not involved in the negotiation of these transactions and we do not believe they derived any direct or indirect benefits from these transactions other than the indirect benefits afforded to them as a result of their ownership interests in the Company and in Crescent.

PROPOSAL NO. 2    RATIFICATION OF AUDITOR
The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for 2015.
Background on Proposal
Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015 is not required. However, the Board and the Audit Committee are submitting the matter to stockholders for ratification as a matter of good corporate practice.
THE BOARD AND THE AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.
Effects of Advisory Vote
Assuming the presence of a quorum at our annual meeting of stockholders, under our bylaws, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  As a result, abstentions will have the effect of votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.  Because the vote on this proposal is advisory in nature, it will not be binding on the Board.  However, if stockholders fail to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015, the Audit Committee will consider the appointment of another independent registered public accounting firm. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of stockholders whenever the Audit Committee deems such termination appropriate.

PROPOSAL NO. 3    RATIFICATION OF AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT
At the Annual Meeting, Stockholders will be given the opportunity to vote on the following resolution:
RESOLVED, that the stockholders of Standard Pacific Corp. hereby ratify the Board's approval of the Company's Amended and Restated Rights Agreement, dated as of December 20, 2011, by and between the Company and Computershare Inc., as rights agent, as amended by Amendment No. 1 to Amended and Restated Rights Agreement, dated as of October 30, 2014.
Background on Proposal
Effective December 20, 2011, we entered into an Amended and Restated Rights Agreement (the "Amended Rights Agreement") with Mellon Investor Services LLC, as rights agent.  The Amended Rights Agreement amended and restated in its entirety the Company's rights agreement, which had been in effect since December 31, 2001 (the "Original Rights Agreement").  The Amended Rights Agreement was presented to and approved by the Company's stockholders at the Company's 2012 annual meeting of stockholders. Under the Amended Rights Agreement, the agreement and the rights issued thereunder were scheduled to expire on December 31, 2014.
Prior to the Board adopting the Amended Rights Agreement, members of our management consulted with some of our stockholders, including MatlinPatterson, our largest stockholder, regarding the proposal, and such stockholders were supportive of the proposed amendment.
Effective as of October 30, 2014, the Company and Computershare Inc. (as successor in interest to Mellon Investor Services LLC), as rights agent, entered into Amendment No. 1 to Amended and Restated Rights Agreement (the "Amendment"), which amended the Amended Rights Agreement to: (1) extend the expiration date of the rights and the Amended Rights Agreement to December 31, 2017, (2) revise the definition of beneficial ownership to capture ownership through derivative contracts, and (3) make certain other clarifying and technical amendments.
Stockholder rights plans are intended to provide directors of a target company time to effectively respond to takeover proposals through dilution of a potential acquirer's interest in the target company if it embarks upon a hostile transaction.  Stockholder rights plans are therefore intended to encourage potential acquirers to negotiate with the board of directors of the target company. If the board of directors of the target company concludes that a fair price and terms are being offered to the target's stockholders, the board may amend or terminate the rights plan or redeem the rights so that the acquisition does not trigger the dilutive effects of the plan.  A stockholder rights plan is not intended to prevent a takeover of the company.
Specifically, the Board of Directors adopted the Amended Rights Agreement:
•	to protect our stockholders from coercive, unfair or inadequate tender offers or other abusive takeover tactics, such as "two tier" takeovers, "creeping" takeovers and "street sweeps;"
•
to reduce the chances of a potential acquirer rapidly accumulating a substantial stock position in the Company to preempt the Board of Directors' consideration of takeover alternatives and to avoid payment of a fair control premium to all our stockholders;

•	to preserve the Company's bargaining power and flexibility when deciding how to respond to and negotiate with a potential acquirer; and
•	to allow the Board of Directors to negotiate with a potential acquirer on the timetable most advantageous to the Company and our stockholders.
The Board of Director's decision to amend the Amended Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal and is not intended to prevent a non-coercive takeover bid from being made for the Company or to keep directors or management in office.

While the Amendment does not require stockholder approval and was effective on October 30, 2014, the Board of Directors has elected to seek stockholder approval of the Amended Rights Agreement as a matter of good corporate governance.  If stockholder approval of the Amended Rights Agreement is not obtained, the Board of Directors will promptly terminate the Amended Rights Agreement.
Summary of the Amended Rights Agreement
The following is a summary of the material terms of the Amended Rights Agreement.  It is intended to provide a general description only and is qualified in its entirety by reference to the full text of (1) the Amended Rights Agreement, which was attached as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on December 23, 2011, and (2) the Amendment, which was attached as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on October 31, 2014, each of which is incorporated by reference herein.
1.            Common Share Certificates Representing Rights
Pursuant to the Original Rights Agreement, the Board of Directors authorized and declared a dividend of one Right for each share of the Company's common stock, par value $0.01 per share (each, a "Common Share"), payable to the holders of record of Common Shares as of the close of business on December 31, 2001 (the "Rights Record Date").  In addition, Rights have been and will continue to be issued with all Common Shares issued after the Rights Record Date until the earlier of the date of the first event described in Section 2(b) or (c) below, the Redemption Date and the Expiration Date (each as defined below), and will be issued with all Common Shares issued upon exercise of conversion rights, exchange rights, rights (other than Rights), warrants or options that were issued or granted prior to the date of the first event described in Section 2(b) or (c) below.
Until the Distribution Date (as defined in Section 2 below), (a) the Rights shall not be exercisable, (b) the Rights shall be attached to and trade only together with the Common Shares, and (c) the stock certificates representing Common Shares or ownership statements issued with respect to uncertificated Common Shares shall also represent the Rights attached to such Common Shares.  Unless the Rights are earlier redeemed or exchanged, Common Share certificates or ownership statements issued after the effective date of the Amended Rights Agreement and prior to the Distribution Date shall contain a notation incorporating the Amended Rights Agreement by reference.  Until the Distribution Date, the surrender for transfer of any certificates for Common Shares or the ownership statements with respect to uncertificated Common Shares will also constitute the transfer of the Rights.
2.            Distribution Date
The "Distribution Date" is the earliest of:
(a)             the tenth business day (or such later day as shall be designated by the Board of Directors) following the date of the commencement of, or the announcement of an intention by any person, other than an Exempt Person (as defined below) to make, a tender offer or exchange offer, the consummation of which would cause any person to become a 15% Stockholder (as defined below);
(b)             the tenth business day following the date of the first public announcement that any person (other than an Exempt Person) has become the beneficial owner of 15% or more of the Company's then outstanding voting shares (such person is a "15% Stockholder" and the date of such public announcement is the "15% Ownership Date"); or
(c)             the first date, on or after the 15% Ownership Date, (i) upon which the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation, (ii) upon which the Company is the surviving corporation in a merger or business combination in which all or part of the outstanding Common Shares are changed into or exchanged for stock or cash or other assets of another person, or (iii) upon which 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business).
In calculating the percentage of outstanding voting shares that are beneficially owned by any person, such person shall be deemed to beneficially own any voting shares issuable upon the exercise, exchange or conversion of any options, warrants or other securities (other than the Rights) beneficially owned by such person; provided, however, that such voting shares issuable upon such exercise shall not be deemed outstanding for the purpose of calculating the percentage of voting shares that are beneficially owned by any other person.
Under the Amended Rights Agreement, an "Exempt Person" means (i) the Company or any wholly-owned subsidiary of the Company, (ii) any employee benefit plan of the Company or its subsidiaries and any person holding voting shares for or pursuant to the terms of any such employee benefit plan, and (iii) MatlinPatterson and its affiliates, provided that MatlinPatterson shall immediately cease to be an Exempt Person from and after the date on which a majority of the members of the Board of Directors who are not designated by MatlinPatterson, determine, in good faith, that (A)(1) MatlinPatterson is in material breach of the Stockholders Agreement, as amended or supplemented from time-to-time, or (2) such Stockholders Agreement is no longer in full force and effect, and (B) MatlinPatterson shall be deemed no longer to be an Exempt Person under the Amended Rights Agreement.
3.            Issuance of Right Certificates
As soon as practicable following the Distribution Date, separate certificates representing only Rights shall be mailed to the holders of record of Common Shares at the close of business on the Distribution Date, and such separate Right certificates alone shall represent the Rights from and after the Distribution Date. From and after the occurrence of any event described in Section 2(b) or (c), the Rights beneficially held by the following persons shall become null and void (i) any 15% Stockholder or its affiliates or associates, (ii) any transferee of such 15% Stockholder or its affiliates or associates, after such 15% Stockholder becomes such, or (iii) certain transferees of such 15% Stockholder who receive Rights concurrent with the 15% Stockholder becoming such, or pursuant to an arrangement that the Board of Directors determines is part of a plan, arrangement or understanding that has a primary purpose or effect to avoid such provisions of the Amended Rights Agreement.
4.            Expiration of Rights
The Rights shall expire on December 31, 2017 (the "Expiration Date"), unless earlier redeemed or exchanged, unless prior to the Expiration Date the Distribution Date has occurred and the Rights have separated from the Common Shares, in which case the Rights will remain outstanding for three years from the date they separate.
5.            Exercise of Rights
Unless the Rights have expired or been redeemed or exchanged, on or after the close of business on the Distribution Date they may be exercised, at the option of the holders, pursuant to paragraphs (a), (b) or (c) below.  No Right may be exercised more than once or pursuant to more than one of such paragraphs.
(a)            Right to Purchase Preferred Shares.  From and after the close of business on a Distribution Date pursuant to Section 2(a) above, each Right shall be exercisable to purchase one one-hundredth (1/100) of a share of the Company's Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share, of the Company (the "Preferred Shares"), at an initial exercise price of $20.00, as the same may be adjusted pursuant to the terms of the Amended Rights Agreement (the "Exercise Price").  Prior to the Distribution Date, if the Board of Directors determines that such action adequately protects the interests of the holders of the Rights, the Company may substitute for all or any portion of the Preferred Shares that would otherwise be issuable upon exercise of the Rights, cash, other securities of the Company or other property having the same aggregate value as such Preferred Shares.  The Preferred Shares are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to any other series of the Company's preferred stock whether issued before or after the issuance of the Preferred Shares.  A holder of a Preferred Share is entitled to receive when, as and if declared, quarterly dividends equal to the greater of (i) cash and non-cash dividends in an amount equal to 100 times the aggregate dividends declared on each Common Share (other than dividends payable in Common Shares) and (ii) $1.00 per Preferred Share ($.01 per one one-hundredth (1/100) of a Preferred Share).  In the event of liquidation, dissolution or winding up of the Company, to the extent assets are available, the holders of Preferred Shares shall be entitled to receive, prior to any stock ranking junior to the Preferred Shares, a payment in an amount equal to $100 per Preferred Share ($1.00 per one one-hundredth (1/100) of a Preferred Share), plus all accrued and unpaid dividends and distributions on the Preferred Shares (the "Series A Liquidation Preference"), and once all Common Shares have received one-hundredth of the Series A Liquidation Preference, holders of the Preferred Shares and the Common Shares shall each receive their ratable and proportionate share of the remaining assets of the Company.  Each Preferred Share has one hundred (100) votes per share (one vote per one one-hundredth (1/100) of a Preferred Share), and except as provided by law or in the certificate of designations for the Preferred Shares, shall vote together with the Common Shares as one class.  If the dividends payable on the Preferred Shares are in arrears in an amount equal to six quarterly dividend payments, the holders of the Preferred Shares shall have the right to elect two directors. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, the holder of a Preferred Share shall be entitled to receive 100 times the amount received per Common Share.  The rights of the Preferred Shares as to dividends, voting and liquidation preferences are protected by antidilution provisions.  It is anticipated that the value of one one‑hundredth (1/100) of a Preferred Share should approximate the value of one Common Share.
(b)            Right to Purchase Common Shares of the Company.  From and after the close of business on the tenth business day following the 15% Ownership Date, each Right (other than a Right that has become void) shall be exercisable to purchase, at the Exercise Price, in lieu of Preferred Shares, Common Shares with a market value equal to two times the Exercise Price.  If the Company does not have sufficient Common Shares available for all Rights to be exercised, the Company shall substitute for the applicable portion of the Common Shares that would otherwise be issuable upon the exercise of the Rights, cash, assets or other securities (such as one-hundredths of a Preferred Share) having the same aggregate value  as such Common Shares.
(c)            Right to Purchase Common Stock of a Successor Corporation.  If, on or after the 15% Ownership Date, (i) the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger or other business combination in which all or part of the outstanding Common Shares are changed into or exchanged for stock or cash or other assets of another person, or (iii) 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), then each Right (other than a Right that has become void) shall thereafter be exercisable to purchase, at the Exercise Price, shares of common stock of the surviving corporation, other persons issuing stock or assets, or the purchaser, respectively, or in certain cases, the parent of any such person (the "Surviving Person"), with an aggregate market value equal to two times the Exercise Price.
6.            Adjustments to Prevent Dilution
The Exercise Price, the Redemption Price (as defined below), the number of outstanding Rights and the number of Preferred Shares or Common Shares issuable upon exercise of the Rights are subject to adjustment from time to time in order to prevent dilution.
7.            Cash Payable Instead of Issuing Fractional Securities
The Company shall not be obligated to issue any fractional securities upon exercise of a Right (other than fractions of Preferred Shares that are integral multiples of one one-hundredth of a Preferred Share and that may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, a payment in cash may be made based on the market price of such securities on the last trading date prior to the date of exercise.
8.            Redemption
At any time prior to the earliest of (a) the tenth business day following the 15% Ownership Date, (b) the first event of the type giving rise to exercise rights under Section 5(c) above, and (c) the expiration of the Rights, the Board of Directors may, at its option, direct the Company to redeem the then outstanding Rights in whole, but not in part, at a price of $.001 per Right, as the same may be adjusted pursuant to the terms of the Rights Agreement (the "Redemption Price"), and the Company shall so redeem the Rights.  Immediately upon such action by the Board of Directors (the date of such action being the "Redemption Date"), the only right of the holders of Rights thereafter shall be to receive the Redemption Price.
9.            Exchange
At any time after the tenth business day following the 15% Ownership Date, the Board of Directors may, at its option, authorize and direct the exchange of all or part of the then outstanding Rights (other than Rights that have become void) for Common Shares, at an exchange ratio of one Common Share per Right (the "Exchange Ratio"), and the Company shall so exchange the Rights.  Immediately upon such action by the Board of Directors, the right to exercise Rights shall terminate and the only right of the holders of Rights thereafter shall be to receive the Exchange Ratio. If the Company does not have sufficient Common Shares available for all designated Rights to be so exchanged, the Company shall substitute for the applicable portion of the Common Shares that would otherwise be issuable upon the exchange of the Rights, cash, assets or other securities (such as one-hundredths of a Preferred Share), having the same aggregate value as such Common Shares.
10.        No Stockholder Rights Prior to Exercise
Until a Right is duly exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than rights resulting from such holder's ownership of Common Shares, if any), including, without limitation, the right to vote or to receive dividends.
11.        Amendments of the Amended Rights Agreement
The Board of Directors may, from time to time, without the approval of our stockholders or of any holder of Rights, supplement or amend any provision of the Amended Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights, and the Company and the Rights Agent shall so supplement or amend such provision; provided, however, that from and after the earliest of (a) the tenth business day following the 15% Ownership Date, (b) the first event of the type giving rise to exercise rights under Section 5(c) above, (c) the Redemption Date, and (d) the Expiration Date, the Rights Agreement cannot be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding Rights other than a 15% Stockholder or a Surviving Person.

The Board of Directors believes that the Amended Rights Agreement is in our Stockholders' best interests

Effect of Vote
Stockholder approval of the Amended Rights Agreement is not required. The Board of Directors has submitted the Amended Rights Agreement to stockholders for approval as a matter of good corporate governance, in an effort to determine the viewpoint of stockholders on the advisability of the Amended Rights Agreement.  If the Amended Rights Agreement is not approved by our stockholders, the Board of Directors will promptly terminate the Amended Rights Agreement.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE RESOLUTION SET FORTH ABOVE RATIFYING THE BOARD'S APPROVAL OF THE COMPANY'S AMENDED RIGHTS AGREEMENT.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal

PROPOSAL NO. 4    RATIFICATION OF THE AMENDED FORUM SELECTION PROVISION IN THE COMPANY'S AMENDED AND RESTATED BYLAWS
On October 27, 2014, the Board approved an amendment to the provision contained in our bylaws that designates Delaware courts as the exclusive forum for the adjudication of stockholder disputes (the "Prior Forum Selection Provision"). The Prior Forum Selection Provision had been in our bylaws, without amendment, since 1991. As described further below, the Board determined that it was in the best interests of the company and its stockholders to amend the Prior Forum Selection Provision to tailor the provision and update it in response to recent developments in Delaware case law.
While the amended bylaws were effective upon approval by the Board on October 27, 2014, the Board has determined to seek stockholder ratification of our updated bylaw provision designating Delaware courts as the exclusive forum for the adjudication of certain stockholder disputes (the "Updated Forum Selection Provision").
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE FOLLOWING RESOLUTION:
RESOLVED, that Article VIII of the company's bylaws, in the form set forth below, is hereby ratified and approved:

ARTICLE VIII: Forum for Adjudication of Disputes

SECTION 8.1  Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner, within the meaning of Section 13(d) of the Exchange Act) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.
SECTION 8.2  Personal Jurisdiction.  If any action the subject matter of which is within the scope of Section 8.1 of these Bylaws is filed in a court other than a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) (a "Foreign Action") in the name of any stockholder (including any beneficial owner, within the meaning of Section 13(d) of the Exchange Act), such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 8.1 of these Bylaws and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder.
SECTION 8.3  Enforceability.  Any person purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.  If any provision of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Background on Proposal
The Prior Forum Selection Provision had been in our bylaws, without amendment, since 1991. However, the Prior Forum Selection Provision did not provide the Board flexibility to waive the selection of Delaware courts as the exclusive forum for the specified disputes, including in any situation where the Board determined that the provision might operate in an inequitable or inappropriate manner, which flexibility has been added in the Updated Forum Selection Provision. In addition, the Prior Forum Selection Provision covered any and all actions brought by a stockholder against the company or any officer, director, employee, agent or advisor of the company, and the Board determined that it was advisable to tailor the scope of the provision to apply more narrowly to actions relating to the company's internal affairs, including the rights of our stockholders.  Furthermore, there have been recent cases in Delaware that have interpreted forum selection bylaws, and the Board determined that it was advisable to update the provision in response to the developing Delaware law in this area, including providing for certain stockholder plaintiffs to be deemed to consent to personal jurisdiction in Delaware courts in connection with any action brought in any such courts to better enforce the Updated Forum Selection Provision.
Prior to the Board adopting the Updated Forum Selection Provision, members of our management consulted with some of our stockholders, including MatlinPatterson, our largest stockholder, regarding the proposal, and such stockholders were supportive of the proposed amendment.
The Board believes that because the company is a Delaware corporation, certain disputes relating to the company's internal affairs are best adjudicated in Delaware courts.  Specifically, the Board believes that should the company or its officers, directors or employees be subject to litigation of the type specified in the Updated Forum Selection Provision, subject to any exceptions that can be addressed on a case-by-case basis, selecting Delaware courts as the exclusive forum for such actions will be in the best interests of the company and its stockholders.  The Board came to this determination based upon, among other considerations:
•
the selection of Delaware courts may help the company to avoid the high cost and inefficiency resulting from duplicative lawsuits in multiple jurisdictions, a cost that ultimately is borne by our stockholders;

•	a single forum may avoid potentially inconsistent outcomes in multiple jurisdictions, despite each forum purporting to follow Delaware law;
•	because the company is incorporated in Delaware, Delaware courts are well suited to address disputes regarding the internal affairs of the company;
•	all parties may benefit from the significant expertise and extensive precedent developed by the Delaware courts in these matters; and
•
the streamlined procedures and processes developed by the Delaware Court of Chancery may facilitate relatively efficient decisions for litigating parties, limiting the time, cost, and uncertainty of litigation for all parties.

Additionally, as noted above, the Updated Forum Selection Provision focuses on claims relating to the company's internal affairs and, unlike the Prior Forum Selection Provision, does not extend to all claims brought by a stockholder against the company, or its officers, directors, employees, agents or advisors.  In this respect, the Board believes that the Updated Forum Selection Provision reflects an approach that is more narrowly tailored to the considerations listed above and that more appropriately balances the interests of the company and its stockholders.
Although we have not experienced the inefficiencies involved in duplicative litigation across multiple jurisdictions, the Board believes that it is prudent to retain the selection of Delaware courts as the exclusive forum for the specified stockholder actions in an effort to prevent such harm to the company and our stockholders should such litigation arise in the future.
The Board is aware and considered that some stockholder plaintiffs might prefer to litigate the specified disputes in a forum outside of Delaware because, among other reasons, they perceive another court as more convenient or more favorable to their claims; however, the Board believes that the substantial benefits to the company and our stockholders as a whole from continuing to designate Delaware as the exclusive forum for such disputes outweigh these concerns.  Furthermore, as with the Prior Forum Selection Provision, the Updated Forum Selection Provision only regulates the forum where stockholders may file claims relating to the specified actions, and the Board does not believe it should impact whether such actions may be filed or the kind of remedy a stockholder may obtain if such claims are ultimately successful.  That is, the Updated Forum Selection Provision is not intended to deprive stockholders of the ability to pursue legitimate claims; rather, it attempts to prevent the company from being forced to spend corporate assets defending against duplicative suits in multiple jurisdictions, and to direct such claims into the courts that the Board believes are the most experienced in handling these types of claims with respect to Delaware corporations.  In addition, unlike the Prior Forum Selection Provision, the Updated Forum Selection Provision includes a new feature under which the Board has retained discretion to consent to the selection of an alternative forum if it should ever be appropriate to do so, such as in any situation in which the Board determines that the provision might operate in an inequitable manner.
Although the Board believes the objectives of the Updated Forum Selection Provision are in the best interests of the company and its stockholders, stockholders should note that there are certain disadvantages that may ensue from an exclusive forum provision, such as the Prior Forum Selection Provision and the Updated Forum Selection Provision, including limiting the ability of our stockholders to file lawsuits relating to the internal affairs of the company in a forum of their choosing, which could increase the costs to a plaintiff stockholder of bringing such a lawsuit and could have the effect of deterring such lawsuits.  Moreover, the Board is aware that the enforceability of similar exclusive forum provisions in the governing documents of other Delaware corporations has been challenged in legal proceedings, and it is possible that judicial decisions or other rulings or changes in law could declare or otherwise render exclusive forum clauses like the Updated Forum Selection Provision to be inapplicable or unenforceable.
Effect of Advisory Vote
Stockholder approval of the Updated Forum Selection Provision is not required, however, the Board has submitted the Updated Forum Selection Provision to stockholders for approval as a matter of good corporate governance, in an effort to determine the viewpoint of stockholders on the advisability of the updated terms and conditions of the Updated Forum Selection Provision.  Because the vote on this proposal is advisory in nature, it will not be binding on the Board.  However, if the Updated Forum Selection Provision is not approved by our stockholders, the Board intends to reevaluate the terms and conditions and advisability of a forum selection provision, including whether to maintain the Updated Forum Selection Provision, revert to the Prior Forum Selection Provision or eliminate a forum selection provision altogether.
Assuming the presence of a quorum at our annual meeting of stockholders, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2014 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Equity compensation plans approved by stockholders(1)(2)	26,182,880	$5.84	51,230,067

(1)
Consists of the 2005, 2008 and 2014 Equity Incentive Plans.  Amounts provided include the impact of 770,715 shares of unvested restricted stock and 3,320,624 shares of Company common stock that will be issued if "maximum" performance is achieved in connection with performance share awards outstanding as of December 31, 2014.  See additional discussion within the Compensation Discussion and Analysis section of this proxy statement.

(2)
Each plan is administered by the Compensation Committee of the Board of Directors.  The 2014 Plan, which is the only plan pursuant to which future awards may be made, provides the committee discretion to award options, stock appreciation rights, restricted stock, incentive bonuses and incentive stock to employees, directors, and executive officers of the Company and its subsidiaries.  The committee is also authorized to amend, alter or discontinue each plan, except to the extent that it would impair the rights of a participant.

DIRECTOR COMPENSATION
Annually, the Compensation Committee reviews the Company's non-management director compensation program with the goal of maintaining a program that comports with market norms and that aligns the interests of non-management directors with those of stockholders. This review includes an examination of publicly available information regarding compensation paid to non-management directors at the other publicly traded homebuilders in a peer group examined by the Compensation Committee (Toll Brothers, Inc., Hovnanian Enterprises, Inc., Beazer Homes USA, Inc., M.D.C. Holdings, Inc., The Ryland Group, Meritage Homes Corporation, Taylor Morrison Home Corp. and KB Home), a review of general industry director compensation information and, from time to time, a discussion with an outside compensation consultant.
In 2014, each non-management director was eligible to receive total annual compensation valued at $220,000, consisting of an annual cash retainer of $100,000 and quarterly grants of common stock valued at $30,000. The Compensation Committee has decided to continue the structure of the program for 2015. The Compensation Committee believes the total amount of compensation is consistent with market norms and that the mix between cash and stock strikes the appropriate balance between providing non-management directors with a significant portion of their compensation in stock to better align their interests with our other stockholders, while providing them sufficient cash to fund income taxes associated with their receipt of the stock.
The annual cash retainer is paid in four equal installments on February 15, May 15, August 15 and November 15. The stock grant is paid in quarterly installments in shares of Common Stock that are priced at the closing price of Common Stock on each of March 31, June 30, September 30 and December 31. The stock is fully vested on the date of grant. As a reflection of a greater workload, our Lead Independent Director and our Audit and Compensation Committee Chairman each receive an additional $20,000 annual cash retainer, payable quarterly in the same manner and at the same time as the general cash retainer paid to all non-management directors. Upon election or appointment to the Board of Directors, each new non-management director receives a grant of 5,000 shares of restricted stock which vests in full one year after the date of grant.

2014 Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash($)	Stock Awards(s) ($)(2)	Total($)
Bruce A. Choate	$120,000	$120,000	$240,000
Ronald R. Foell	$120,000	$120,000	$240,000
Douglas C. Jacobs	$120,000	$120,000	$240,000
David J. Matlin(1)	$—	$—	$—
John R. Peshkin	$100,000	$120,000	$220,000
Peter Schoels(1)	$—	$—	$—
(1)	Mr. Matlin and Mr. Schoels have elected to decline all compensation that they would otherwise be entitled to receive as members of the Board.
(2)
For 2014, each non-employee director was entitled to receive an aggregate of $120,000 of our Common Stock, issued in four quarterly installments of $30,000.  The actual number of shares issued to each non-employee director is determined by dividing $30,000 by the closing price of our Common Stock as of the last day of each quarter.  For 2014, Messrs. Choate, Foell, Jacobs and Peshkin each received an aggregate of 15,218 shares of Company Common Stock.

Non-Employee Director Stock Ownership Guidelines
The Company has adopted Non-Employee Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of our directors with the interests of our other stockholders.  Each non-employee member of the Company's Board of Directors (other than directors who are employees of any of our 10% or greater stockholders or their affiliates who are not subject to these guidelines) is required to hold a number of shares equal to three times the annual cash retainer paid to the director and is required to reach full compliance with these guidelines within five years of the date the director becomes subject to them.  As of December 31, 2014, each of our directors was in compliance with the guidelines.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Bruce A. Choate (Chairman), Douglas C. Jacobs and John R. Peshkin all served as members of the Compensation Committee during 2014. There are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and directors.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed with management the contents of the "Compensation Discussion and Analysis" section below.  Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Bruce A. Choate (Chairman)
Douglas C. Jacobs
John R. Peshkin

The foregoing Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report.
COMPENSATION DISCUSSION AND ANALYSIS
Stockholder "Say-On-Pay" Voting
On May 7, 2014, we held our annual meeting of stockholders.  At that meeting, stockholders were provided the opportunity to cast non-binding advisory votes on the compensation of our named executive officers and the frequency with which stockholders should be provided the opportunity to vote on the compensation of our named executive officers in the future.  Following the recommendation of our Board of Directors, over 98% of votes cast by stockholders at the meeting were voted to approve the compensation of our named executive officers and nearly 63% of votes cast were voted in favor of a three year frequency for future "say-on-pay" advisory votes.  Consistent with these results, our Compensation Committee applied a similar compensation philosophy when setting 2015 executive compensation and decided on a three year frequency for future "say-on-pay" votes.  The next "say-on-pay" vote will be held at the 2017 annual meeting of stockholders.
Compensation Philosophy and Objectives
The objective of our executive compensation program is to attract, motivate, retain and reward key executives, support our business strategy through a "pay for performance" philosophy tied to individual and overall company results, and align the long-term interests of our executives with those of our other stockholders.
Core Principles.  Consistent with these objectives, the Committee has developed a compensation program for executive officers, including the Company's named executive officers, predicated on the following core principles:
•
The overall level of total compensation for executives should be reasonable and competitive with the compensation paid to similarly situated peer executives, subject to variation for factors such as the individual's ability, experience, performance, duties, responsibilities, prior contributions and future potential contributions to the Company.

•	Annual incentive opportunities should represent a significant portion of total possible compensation for executives and should provide for variations in performance.
•
A significant portion of total possible compensation should be paid in the form of long term equity incentives (stock options, stock appreciation rights, restricted stock and/or performance shares) thereby enhancing the executive's financial interest in the creation of long-term stockholder value and aligning the interests of our executives with those of our stockholders.

Our Best Practices
Our compensation program incorporates the following best practices:
WE DO	WE DO NOT
The majority of our compensation is performance-based and can be earned only upon the achievement of corporate and individual performance targets designed to enhance stockholder value.	We do not provide perquisites for our executives that are not generally available to all of our employees.

Incentive compensation earned by our executives is subject to claw-back provisions in certain instances where compensation is based in whole or in part on reported financial results that are subsequently modified as a result of a restatement and the executive has engaged in misconduct.
We do not provide tax-gross ups on perquisites to our executives.
Following a change-in-control, post termination benefits are not payable unless an executive's employment is terminated ("double trigger").	We do not have any deferred compensation arrangements.
We have stock ownership guidelines that set forth required ownership levels for our executives.	We do not permit our executives to hedge the economic risk of owning Company stock.
Our Compensation Committee is comprised entirely of independent directors.	We do not permit our executives to pledge Company stock.
Our Compensation Committee is advised by an independent compensation consultant. This consultant is retained directly by the Committee.	We do not maintain separate or supplemental retirement plans for executives.

The majority of our executive compensation is performance-based and is dependent on and determined by the success of the Company's financial, operational, strategic and stock performance.  The charts below show the 2014 percentage of performance-based compensation for our CEO and other Named Executive Officers ("NEOs"):

2014 TOTAL COMPENSATION
 (FROM SUMMARY COMPENSATION TABLE – PAGE 36)

Our Company Performance in 2014
Since the adoption of the Company's current executive compensation program in March of 2012, the Company has achieved exceptional operating and financial performance.

Highlights of the Company's performance during 2014 and comparisons to 2013 include:
•	Earnings per diluted share of $0.54, up 15%
•	Pretax income of $350 million, up 36%
•	Net new orders up 1% (Dollar value of net new orders up 13%)
•	Backlog of homes up 1% (Dollar value of backlog up 14%)
•	Industry leading (public homebuilders) gross margin from home sales of 26.1%, up 150 basis points
•	Industry leading (public homebuilders) operating margin from home sales of 14.4%
•	Home sale revenues up 25%
•	Average selling price of homes delivered up 16%
•	New home deliveries up 8%
•	Average number of active selling communities up 10%

Procedure for Setting Executive Compensation
Role of the Compensation Committee.  The Committee is responsible for all aspects of executive compensation, including, among other things:
•	establishing the Company's compensation philosophy, objectives and policies;
•	reviewing and approving all elements and levels of the compensation and benefits of the Company's executive officers;
•
annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company; and

•	administering the Company's compensation plans, including its equity incentive plans.

Each member of the Committee is an independent director.
The Committee generally meets in conjunction with our quarterly Board meetings and from time to time at additional special meetings on an as-needed basis. The Committee held seven meetings during late 2013 and early 2014 at which proposed 2014 executive officer compensation was discussed and held five meetings during late 2014 and early 2015 at which proposed 2015 executive officer compensation was discussed. The Committee also informally communicates between meetings as necessary to conduct the Committee's business. While the Company's Chief Executive Officer, Chief Legal Officer and Senior Vice President of Human Resources generally attend Committee meetings, the Committee also meets in executive session without management from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full Board, where both Committee members and other independent members of the Board of Directors are present without management.
The Committee makes compensation decisions for all of the Company's executive officers and certain other highly compensated employees. The Committee evaluates performance, compensation levels and compensation program structure throughout the year, but generally begins the process of structuring the upcoming year's compensation program at a regularly scheduled meeting in October.  Following a series of special Committee meetings that take place beginning in December, the Committee finalizes compensation programs for the current year in March, formally adopting base salaries and annual cash incentive compensation programs, and approving grants of long-term equity incentives, such as stock options, stock appreciation rights, restricted stock and performance share awards.  This timing allows the Committee to consider prior performance and to satisfy the requirements of Section 162(m) necessary to achieve tax deductibility of certain performance based compensation payments, while maximizing the incentive effect of any compensation tied to annual performance.
Role of Management.  The Company's Chief Executive Officer annually reviews each executive officer's performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and incentive compensation program for each executive officer. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.
Use of Compensation Consultant.  The Committee has retained independent compensation consultant Steven Hall & Partners ("SH&P") to provide guidance on best practices and key developments in compensation, assistance with program design, benchmarking data, and to otherwise assist the Committee with its duties. In the second half of 2011, as a reflection of the Committee's belief that the Company's executive compensation program should be revised to reflect the Company's operational transition to a focus on growth, the Committee, SH&P, and members of the Company's senior management team worked together to conduct a comprehensive review of the Company's management compensation practices.  As a result of this process, the Committee adopted a new executive compensation program framework that was used beginning in 2012.  The Committee, again in consultation with SH&P and Company management, reviewed the results of the program for 2012, 2013 and 2014, concluding that use of the same general compensation program framework was appropriate for 2015.
Competitive Marketplace Assessment.  The Committee looks to a pay comparator peer group as a source of marketplace data regarding executive compensation levels.  The Company's pay comparator peer group includes companies in the homebuilding industry with similar size, scope and complexity, within a range of 0.5 to 2 times the Company's revenues.  For purposes of setting 2014 and 2015 compensation, the pay comparator group included

Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., KB Homes, M.D.C. Holdings, Inc., Meritage Homes Corporation, The Ryland Group, Inc., Toll Brothers, Inc. and Taylor Morrison Home Corp. In addition to the information obtained on pay comparators, the Committee also typically reviews broader based compensation survey data.  While the pay comparator and broader survey information provide useful data points, the Committee does not tie compensation levels to fixed benchmarks. Instead, market analyses are one factor among many that the Committee reviews when determining compensation levels. Other important considerations include individual performance and experience, scope of responsibilities and the need to recruit and retain individuals to fill key positions.
For purposes of evaluating compensation practices, the Committee supplements the pay comparator group with four additional comparators (D.R. Horton, Inc., Lennar Corp., NVR, Inc. and Pulte Group, Inc.) which are too large to be considered appropriate pay comparator peers, but nonetheless serve as good sources of competitive intelligence regarding pay design and practices.
Compensation Elements
Our compensation program is comprised of the following pay elements:
•
Base Salary. The Committee believes base salaries should be adequate to attract and retain management, and to provide a reasonable fixed base level of compensation. Base salaries for the named executive officers are established based on the scope of their responsibilities, experience, performance and contributions to the Company, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee.

•
Annual Cash Incentive Compensation.  The Committee believes that, in addition to base salary, an annual cash incentive compensation program should be designed to motivate and reward executives for corporate and, for certain of the executives, individual accomplishments during the year.  Incentive compensation levels are established based on the scope of the executive's responsibilities and experience, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee.

•
Equity Compensation.  The Committee believes that equity awards (such as stock options, restricted stock, stock appreciation rights and performance share awards) should be used as retention tools that reward executives for longer-term Company performance. In addition to equity awards associated with the hiring or promotion of an executive, the Committee typically authorizes an annual equity award to each executive in an amount based on the scope of the executive's responsibilities and experience, taking into account equity awards made to similarly situated peer executives and other data determined to be relevant by the Committee. The Committee believes these awards further align the executives' interests with those of the Company's other stockholders. In addition, because these equity awards generally vest over an extended timeframe, these awards encourage the executive to remain with the Company for a long and productive career, allowing the Company to maximize the value of the executive's contributions and experience.

•
Perquisites and Other Benefits. The Committee does not believe that executives should receive special perquisites or other benefits that are not available to other employees.  Consistent with this philosophy, the executive officers participate in the Company's employee benefit plans on the same terms as other employees. These plans include medical, dental, vision and life insurance, disability coverage and the 401(k) Plan.

Overview of 2014 and 2015 Named Executive Officer Compensation
In early 2014 and again in March 2015, following review of the Company's long term strategy and competitive compensation data, including data provided by the Committee's independent compensation consultant, SH&P, and other discussions between members of the Committee, Company senior management, and other Board members, the Committee adopted the 2014 and 2015 compensation programs described below for each of the Company's named executive officers.  Our named executive officers are:

•	Scott D. Stowell Chief Executive Officer
•	Jeff J. McCall Chief Financial Officer
•	Wendy L. Marlett Chief Marketing Officer
•	John P. Babel Chief Legal Officer
The 2014 and 2015 compensation programs are designed to provide each of these officers with a total compensation package appropriate with respect to his or her scope of responsibilities and competitive (in both total dollar value and in compensation mix) with his or her similarly situated peers.  The 2014 and 2015 program designs are generally consistent with each other and the compensation programs approved by the Committee in 2012 and 2013, reflecting the Committee's belief that these compensation programs worked well to drive the executive behaviors that led to the Company's strong financial performance for each of those years.
Base Salaries.  For 2014, the base salaries of Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were $930,000 (increased to $1,000,000 on August 1, 2014), $670,000, $560,000, and $490,000, respectively.  Effective April 1, 2015, the base salaries of Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were $1,000,000, $700,000, $575,000, and $505,000, respectively.  The base salaries reflect the Committee's view of each individual executive's scope of responsibility and the base pay of similarly situated executives among the Company's pay comparators.
Annual Cash Incentive Compensation.  In March 2014, the Committee established annual cash incentive targets, expressed as a percentage of base salary, for each of our named executive officers, 125% of base salary for Mr. Stowell, 100% of base salary for Mr. McCall and 50% of base salary for Ms. Marlett and Mr. Babel.  In August 2014, in light of Mr. Stowell's performance and a review of his compensation level relative to his peers, the Committee also provided Mr. Stowell with the opportunity to earn additional cash annual incentive compensation for 2014 targeted at $450,000 (discussed in more detail below).  For 2015, the Committee once again established annual cash incentive targets, expressed as a percentage of base salary, for each of our named executive officers, 150% of base salary for Mr. Stowell, 100% of base salary for Mr. McCall and 50% of base salary for Ms. Marlett and Mr. Babel.  The Committee believes that these annual incentive opportunities are consistent with those provided to other similarly situated executives among the Company's pay comparators.
Annual incentive awards are earned based on corporate and individual performance.  For 2013 and 2014, the primary corporate performance metric was pre-tax income.  The Committee chose the same corporate performance metric for 2015.  The Committee selected pre-tax income as the most significant performance metric because the Company's executive officers are responsible for the operational oversight of our entire Company and the Committee believes that achievement of pre-tax income targets based on the Company's annual business plan is a strong indicator of individual performance.  For our Chief Marketing and Chief Legal Officers, achievement of targeted levels of annual incentive compensation also depend upon the achievement of departmental performance objectives related to their respective areas of supervision.
Payouts under the program are subject to a minimum performance threshold and are subject to a cap, defined as a percentage of base salary.  Maximum payouts will only be earned for superior Company performance.  For 2014, the Company earned $350 million in pre-tax income. This amount was $25 million over the $325 million pre-tax income target contained in the Company's business plan and $75 million over the $275 million minimum performance threshold.  This minimum performance threshold, the achievement of which would result in a payout equal to 50% of the executive's targeted amount of annual incentive compensation, represented an amount $17 million higher than the nearly $258 million in pre-tax income earned by the Company in 2013.
Long Term Equity Compensation. In addition to cash compensation, the Committee provides annual equity awards to the Company's executive officers, such as stock options, stock appreciation rights, restricted stock and performance share awards.  These awards encourage executive ownership of Company common stock, further aligning the interest of executives with those of the Company's other stockholders, and provide the executive with an incentive (because the equity compensation generally vests over an extended timeframe) to remain with the Company for a long and productive career.
For 2014 and 2015, the committee decided to provide a long-term equity grant to each of the Company's named executive officers, the dollar value of each grant expressed as a percentage of the executive's base salary, 350%, 200%, 100% and 100%, respectively, for Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel.  The awards consist of 33 1/3% restricted common stock, 33 1/3% capped common stock appreciation rights and 33 1/3% performance share awards (see tables below).  The dollar value of the grant for each executive reflects the Committee's view of each individual's scope of responsibility and the total compensation package of similarly situated executives among the Company's pay comparators.
Capped Stock Appreciation Rights and Restricted Stock.  For 2014 and 2015, the capped stock appreciation rights and restricted stock vest in three equal installments on each of the first three anniversaries of the issuance date, with one-half of the dollar value of these awards issued on April 1st and October 1st of the respective plan year; provided, that, in the case of the restricted stock award, a threshold level of Company pre-tax income must be achieved before the award begins to vest ($275 million for 2014).  The 2014 capped stock appreciation rights and restricted stock had grant date prices per share of $8.44 and $7.40 on April 1, 2014 and October 1, 2014, respectively (equal to the Company's common stock closing price on the issuance date), with the value per share of the stock appreciation rights capped at $4.00 above the grant price.
Performance Share Awards.  For 2014 and 2015, the Committee split the performance share award program so that 50% of the dollar value of each executive's performance share award vests based on the achievement of an earnings per share metric and 50% vests on the Company's relative total shareholder return as compared to a peer group.
Earnings Per Share Component of Performance Share Award.  The Committee established the various levels of performance required to earn the earnings per share component of the performance share award (see table below) based on the Company's projections and the Board's expectations regarding projected earnings per share levels at the time the award was made.  The Committee believes that exceptional Company performance is required for the executives to earn the maximum level of performance shares.

For 2014, the earnings per share component of the award is based on the Company's actual earnings per share for the year ended December 31, 2016.  For 2015, the earnings per share component of the award is based on the Company's cumulative earnings per share for the years 2015-2017.  The "Target" number of shares of Company common stock awarded to each named executive officer is determined by dividing the applicable portion of their base salary by the fair value per share of the award on the grant date.  In accordance with applicable accounting rules, the "fair value" for common stock awards that vest based on company performance (such as earnings per share) is the Company's common stock closing price per share on the grant date.
Total Shareholder Return Component of Performance Share Award.  The Committee established the various levels of performance required to earn the total shareholder return ("TSR") component of the performance share award based on the Committee's view of the difficulty of achieving the relative TSR ranks reflected in the table below.  The Committee believes that the ranking required for the executives to earn the maximum payout of this award is extremely difficult to achieve and would be an exceptional result for stockholders.
For 2014, the TSR component of the award is based on the Company's TSR over the three-year period from 2014-2016 compared to its peer group.  For 2015, the TSR component of the award is based on the Company's TSR over the three-year period from 2015-2017 compared to its peer group. TSR performance is determined based on changes in stock price plus dividends paid during the applicable performance periods.  The "Target" number of shares of Company common stock awarded to each named executive officer is determined by dividing  the applicable portion of their base salary by the by the fair value per share of the award on the grant date.  In accordance with applicable accounting rules, "fair value" for common stock awards that vest based on market conditions (such as TSR) is determined by an independent third party valuation firm using a lattice model.
The TSR peer group consists of a larger group than the Company's pay comparator group, reflecting the Committee's belief that the Company's relative TSR performance should be measured against the other publicly traded homebuilding companies that the Company is likely competing against for investor dollars.  This peer group for 2014 included Lennar Corp., PulteGoup, Inc., DR Horton, Inc., NVR, Inc., Brookfield Residential Properties, Inc., Taylor Morrison Home Corporation, Toll Brothers, Inc., TRI Pointe Homes, Inc., Hovnanian Enterprises, Inc., Beazer Homes USA, Inc., M.D.C. Holdings, Inc., The Ryland Group, Meritage Homes Corporation, and KB Home.  Brookfield Residential Properties, Inc. was eliminated from the peer group for 2015 because it has announced it will no longer be a public company.

2014 Named Executive Officer Annual Cash Incentive Compensation Payouts
Chief Executive Officer.  In addition to his initial base salary of $930,000, Scott D. Stowell was provided the opportunity to earn annual cash incentive compensation of between 0 and 250% of his base salary based on the Company's 2014 pre-tax income.  The target annual cash incentive compensation for 2014 for Mr. Stowell was 125% of his base salary and was to be earned if the Company achieved its pre-tax income target of $325 million reflected in the Company's 2014 business plan, a 26% increase over the Company's actual 2013 pre-tax income.  The Committee also established a $275 million pre-tax income minimum performance threshold, a nearly 7% increase over the Company's actual 2013 pre-tax income, the achievement of which would result in Mr. Stowell earning cash incentive compensation equal to 62.5% of his base salary.  The Company's actual pre-tax income for 2014 was $350 million, 108% of the $325 million target level of pre-tax earnings necessary for Mr. Stowell to earn the targeted level of incentive compensation.  As a result, Mr. Stowell received 2014 annual cash incentive compensation of $1,355,976, equal to 146% of his initial base salary under this program.

In August 2014, in light of Mr. Stowell's performance and a review of his compensation level relative to his peers, the Committee increased his base salary from $930,000 to $1,000,000.  The Committee also created a supplemental cash incentive program for Mr. Stowell based on the Company's achievement of a targeted level of $215.1 million in pre-tax income for the six month period commencing July 1, 2014.  If this targeted level were achieved, Mr. Stowell would earn an additional $450,000 in cash incentive compensation.  Mr. Stowell would not be entitled to earn any additional cash incentive compensation unless a threshold level of $182.0 million in pre-tax income for this six month period was achieved (85% of the target), at which level he would earn a bonus of $225,000 and would be eligible to earn up at a maximum of $900,000 in additional cash incentive compensation if the Company earned $314.4 million in pre-tax income (146% of the target).  The Company's actual pre-tax income for the six month period commencing July 1, 2014 was $196.5 million, or 91% of the $215.1 million target level of pre-tax earnings necessary for Mr. Stowell to earn the targeted level of additional incentive compensation.  As a result, Mr. Stowell received additional 2014 annual cash incentive compensation of $323,591 under this program.

Chief Financial Officer.  In addition to his base salary of $670,000, Jeff J. McCall was provided the opportunity to earn annual cash incentive compensation of between 0 and 200% of his base salary based on the Company's 2014 pre-tax income.  The target annual cash incentive for Mr. McCall was 100% of his base salary and was to be earned if the Company achieved its pre-tax income target of $325 million reflected in the Company's 2014 business plan, a 26% increase over the Company's actual 2013 pre-tax income.  The Committee also established a $275 million pre-tax income minimum performance threshold, a nearly 7% increase over the Company's actual 2013 pre-tax income, the achievement of which would result in Mr. McCall earning cash incentive compensation equal to 50% of his base salary.  The Company's actual pre-tax income for 2014 was $350 million, 108% of the $325 million target level of pre-tax earnings necessary for Mr. McCall to earn the targeted level of incentive compensation.  As a result, Mr. McCall received 2014 annual cash incentive compensation of $781,509, equal to 117% of his base salary.
Chief Marketing Officer and Chief Legal Officer.  In addition to their base salaries of $560,000 and $490,000, Wendy L. Marlett, the Company's Chief Marketing Officer, and John P. Babel, the Company's Chief Legal Officer, were provided the opportunity to earn annual cash incentive compensation of between 0% and 100% of their base salaries, with the targeted amount of annual cash incentive compensation set at 50% of their base salaries.  This targeted amount of annual cash incentive compensation was to be earned if: (i) the Company achieved its pre-tax income target of $325 million reflected in the Company's 2014 business plan (60% of the targeted amount would be earned), (ii) Ms. Marlett and Mr. Babel achieved their individual performance goals (20% of the targeted amount would be earned), and (iii) the Chief Executive Officer and the Committee subjectively determined that their performance warranted a targeted level of compensation (20% of the targeted amount would be earned) based on a variety of Company, department and other individual performance measures.  The Committee also established a minimum performance threshold of $275 million for the pre-tax income component of their annual cash incentive compensation program (no annual incentive compensation would be paid with respect to the pre-tax income component if the Company did not achieve at least $275 million in pre-tax income for 2014) and minimum performance thresholds for each of Ms. Marlett and Mr. Babel's individual goals.  Ms. Marlett and Mr. Babel would have earned cash incentive compensation equal to just 20% of their base salaries if the Company achieved the pre-tax income threshold of $275 million, they each achieved a minimum level of performance on their individual performance goals, and they were not awarded any part of the subjectively determined bonus.
Ms. Marlett received a payout of $326,601, or 58% of her base salary for 2014, reflecting the Company's  performance at 108% of its 2014 business plan with respect to pre-tax income (discussed above), the Chief

Executive Officer and Committee's subjective view that Ms. Marlett was entitled to receive her targeted level of compensation for achievement of department and individual performance measures, and Ms. Marlett's achievement of the targeted level of performance on her three individual performance goals, successfully developing an online sales strategy, improving the customer sales experience, and enhancing the Company's customer relationship management system.  Mr. Babel received a payout of $285,776, or 58% of his base salary for 2014, reflecting the Company's performance at 108% of its 2014 business plan with respect to pre-tax income (discussed in the first paragraph of this section above), the Chief Executive Officer and Committee's subjective view that Mr. Babel was entitled to receive his targeted level of compensation for achievement of department and individual performance measures, and Mr. Babel's achievement of the targeted level of performance on his two individual performance goals, successfully developing a new nationwide sales disclosure program and establishing a revised framework for the Company's customer care program.
2014 Named Executive Officer Equity Awards
For 2014, the Company provided an equity grant to each of the Company's named executive officers, the dollar value of each grant expressed as a percentage of the executive's base salary (350%, 200%, 100% and 100%, respectively, for Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel).  The 2014 awards consist of 33 1/3% restricted common stock, 33 1/3% capped common stock appreciation rights ($4.00 appreciation cap) and 33 1/3% performance share awards.  The dollar value of the grant for each executive for 2014 reflects the Committee's view of each individual's scope of responsibility and the total compensation package of similarly situated executives among the Company's pay comparators.  The mix of equity awards reflects the Committee's attempt to balance the important retentive value of equity awards that vest over time with its desire to align the interests of Company executives with those of stockholders.

Capped Stock Appreciation Rights and Restricted Stock.  The 2014 capped stock appreciation rights and restricted stock vest in three equal installments on each of the first three anniversaries of the issuance date; provided, that, in order for the restricted stock to begin vesting the Company was required to achieve a threshold level of $275 million in pre-tax income for 2014. This performance threshold was achieved as the Company earned $350 million in pre-tax income for this period.  One-half of the dollar value of these awards was issued on April 1, 2014 ($8.44 grant price) and one-half on October 1, 2014 ($7.40 grant price).  Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel, were issued 541,147, 222,776, 93,100 and 81,462 capped stock appreciation rights on April 1, 2014 and 550,649, 226,688, 94,736 and 82,893 on October 1, 2014, respectively.  They were also issued 64,277, 26,461, 11,058 and 9,676 shares of restricted stock on April 1, 2014 and 73,310, 30,180, 12,612 and 11,036 shares on October 1, 2014, respectively.  These awards are also discussed on page 29.

In addition, on August 5, 2014, in light of Mr. Stowell's performance and a review of his compensation level relative to his peers, the Company awarded Mr. Stowell supplemental capped stock appreciation rights and restricted stock grants.  The capped stock appreciations rights and restricted stock grants each have a grant date fair value of $300,000 and vest in three equal installments on each of August 5, 2015, April 1, 2016 and April 1, 2017.  The capped stock appreciation rights are subject to a $4.00 appreciation cap.  The restricted stock grant was conditional upon the achievement of a pre-tax income based performance threshold of $182 million for the six month period commencing July 1, 2014.  This performance threshold was achieved as the Company earned $196.5 million in pre-tax income for this period.

Performance Share Awards.  On April 1, 2014, Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel, were issued performance share awards with the target number of shares for each executive set at 97,450, 40,117, 16,765 and 14,669, respectively.  The number of shares of stock ultimately issued to each executive with respect to the 2014 performance share award program cannot yet be determined.  The terms of this award are described in more detail beginning on page 29.
2015 Named Executive Officer Compensation Actions
Chief Executive Officer.  Scott D. Stowell will continue to receive a base salary of $1,000,000 in 2015.  In addition to Mr. Stowell's base salary, he has been provided the opportunity to earn annual cash incentive compensation of between 0% and 300% of his base salary (with a target of 150%) based on the Company's 2015 pre-tax income.  The Committee has established a minimum performance threshold for 2015 pre-tax income below which Mr. Stowell will earn no annual cash incentive compensation and which, if achieved, would result in Mr.

Stowell earning cash incentive compensation equal to just 75% of his base salary. Alternatively, if the threshold level of 2015 pre-tax income is not achieved, Mr. Stowell will be entitled to receive cash incentive compensation of up to 75% of his base salary if the Company exceeds a threshold number of home deliveries during 2015.  In addition, Mr. Stowell was granted long term equity incentive compensation, consisting of 33 1/3% Restricted Stock, 33 1/3% Capped Stock Appreciation Right, and 33 1/3% Performance Share Award with a grant date fair value of 350% of his base salary.
Chief Financial Officer.  Jeff J. McCall will receive a base salary of $700,000 for 2015 (effective April 1, 2015).  In addition to his base salary, Mr. McCall has been provided the opportunity to earn annual cash incentive compensation of between 0% and 200% of his base salary (with a target of 100%) based on the Company's 2015 pre-tax income.  The Committee has established a minimum performance threshold for 2015 pre-tax income below which Mr. McCall will earn no annual cash incentive compensation and which, if achieved, would result in Mr. McCall earning cash incentive compensation equal to just 50% of his base salary.  In addition, Mr. McCall was granted long term equity incentive compensation, consisting of 33 1/3% Restricted Stock, 33 1/3% Capped Stock Appreciation Right, and 33 1/3% Performance Share Award with a grant date fair value of 200% of his base salary.
Chief Marketing Officer.  Wendy L. Marlett will receive a base salary of $575,000 for 2015 (effective April 1, 2015).  In addition to her base salary, Ms. Marlett has been provided the opportunity to earn annual cash incentive compensation of between 0% and 100% of her base salary (with a target of 50%), based 60% on the Company's 2015 pre-tax income, 20% on individual performance goals related to the refinement of the Company's option sales program and the enhancement of the Company's mobile customer platform, and 20% upon the Chief Executive Officer and the Committee's subjective evaluation of her performance.  The Committee has established a minimum performance threshold for 2015 pre-tax income and a minimum level of achievement with respect to individual performance goals below which Ms. Marlett will earn no annual cash incentive compensation and which, if achieved, would result in Ms. Marlett earning cash incentive compensation equal to just 20% of her base salary.  In addition, Ms. Marlett was granted long term equity incentive compensation, consisting of 33 1/3% Restricted Stock, 33 1/3% Capped Stock Appreciation Right, and 33 1/3% Performance Share Award with a grant date fair value of 100% of her base salary.
Chief Legal Officer.  John P. Babel will receive a base salary of $505,000 for 2015 (effective April 1, 2015).  In addition to his base salary, Mr. Babel has been provided the opportunity to earn annual cash incentive compensation of between 0% and 100% of his base salary (with a target of 50%), based 60% on the Company's 2015 pre-tax income, 20% on individual performance goals related to the refinement of the Company's program for managing homeowner association relationships and completing a review of the Company's outside counsel relationships, and 20% upon the Chief Executive Officer and the Committee's subjective evaluation of his performance.  The Committee has established a minimum performance threshold for 2015 pre-tax income and a minimum level of achievement with respect to individual performance goals below which Mr. Babel will earn no annual cash incentive compensation and which, if achieved, would result in Mr. Babel earning cash incentive compensation equal to just 20% of his base salary.  In addition, Mr. Babel was granted long term equity incentive compensation, consisting of 33 1/3% Restricted Stock, 33 1/3% Capped Stock Appreciation Right, and 33 1/3% Performance Share Award with a grant date fair value of 100% of his base salary.

Employment Related Agreements
On March 8, 2012, the Committee authorized the Company to enter into a Severance and Change in Control Protection Agreement with each of its named executive officers. Under these agreements, if the executive's employment with the Company is terminated without cause (cause generally consisting of various bad acts described more particularly in the agreement) other than in connection with a change in control, the executive is entitled to receive a lump sum payment equal to a multiple (CEO 2x, other named executive officers 1.5x) of the sum of his or her current base salary plus his or her target annual cash incentive bonus for the year prior to the year of termination, and Company paid COBRA for two years in the case of the CEO, and 1.5 years in the case of the other named executive officers.  No special treatment of equity awards is provided.

If the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) in connection with a change in control (i.e., "Double-Trigger" required for payouts), the executive is entitled to receive a lump sum payment equal to a multiple (CEO 3x, other named executive officers 2x) of the sum of his or her current base salary plus his or her target bonus for the year of termination, Company paid

COBRA for three years in the case of the CEO and 2 years in the case of the other named executive officers, and an additional pro-rata bonus.  The amount of the pro-rata bonus is determined by multiplying the target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365.  In addition, all unvested equity awards will vest as of the date of termination.

The change-in-control component of these agreements reflect the Committee's belief that the interests of stockholders will be best served if the interests of the Company's named executive officers are aligned with the stockholders, and that providing change in control benefits should eliminate or at least reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders.  The Committee believes that the overall cost and design of both the severance and change-in-control programs are consistent with market norms.  In order to receive payments under the agreements the executives must execute the Company's standard form release agreement, which includes non-solicitation, non-disparagement and confidentiality requirements.

Potential Payments Upon Termination or Change-in-Control

The following table provides an estimate of the total cash payment and other value that would have been received by each named executive officer assuming that the Company had become obligated to pay the executive officers either severance or change-in-control benefits on December 31, 2014.
ESTIMATED VALUE OF TERMINATION AND CHANGE-IN-CONTROL BENEFITS
	Change-In-Control Benefit(1) Double Trigger (CIC + Termination)					Severance Benefit(2) Termination Without Cause (No CIC)
Name	Cash	+	Unvested Equity Awards (3)	=	Total	Cash

Scott D. Stowell	$9,450,000	+	$7,224,302	=	$16,674,302	$3,800,000
Jeff J. McCall	$3,350,000	+	$3,123,836	=	$6,473,836	$1,980,000
Wendy L. Marlett	$1,960,000	+	$1,057,505	=	$3,017,505	$1,245,563
John P. Babel	$1,715,000	+	$934,588	=	$2,649,588	$1,091,250
(1)
Benefit is equal to a multiple of the sum of base salary and 2014 target bonus, plus an additional pro-rated bonus.  The amount of the pro-rata bonus is determined by multiplying the target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365.  For purposes of this example, the pro-rata bonus has been calculated using a full year for 2014.  (Multiple = 3x CEO; 2x other named executive officers).  In addition, all unvested equity awards vest.

(2)
Benefit is equal to a multiple of the sum of base salary and 2013 target bonus (Multiple = 2x CEO; 1.5x other named executive officers).  No acceleration or other special treatment of equity awards is provided when an executive's employment is terminated by the Company without cause.

(3)
In accordance with SEC rules, this amount represents the difference between the Company's stock price of $7.29 at December 31, 2014 and the applicable stock award price, multiplied by all unvested stock awards held by the named executive officer as of December 31, 2014.  For the purposes of this calculation, in accordance with the performance share award agreements, amounts related to performance share awards include the "target" number of shares of Company common stock that will be issued to each named executive officer in the event of a change-in-control.

Tax Deductibility of Named Executive Officer Compensation
The Committee generally attempts to structure executive compensation in a manner so as to minimize the impact of Section 162(m) of the Internal Revenue Code.  Under Section 162(m), a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer (other than the Chief Financial Officer). The Committee believes that it is generally in the Company's best interests for its executives' compensation to meet the requirements of Section 162(m).  Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of the annual incentive and long-term awards it pays to executives. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).  For instance, during 2012 and 2013, the Committee determined, in consultation with SH&P, that it was appropriate to make time based restricted stock grants to the Company's executive officers.  Time based restricted stock grants are not considered performance based compensation for purposes of Section 162(m).  As a result, we anticipate that as these restricted stock grants vest, a portion of this compensation will likely not be deductible. For 2013 and 2014, the non-deductible portion of compensation attributable to this vesting was approximately $160,000 and $531,171, respectively.  Beginning in 2014, the Committee modified our executive restricted stock award program to introduce a performance condition to our executive restricted stock awards that is intended to make the restricted stock awards deductible performance based compensation for purposes of Section 162(m).
Other Compensation Related Plans and Policies
401(k) Retirement and Savings Plan.  All employees, including the named executive officers, may participate in the Company's 401(k) Retirement and Savings Plan (the "401(k) Plan"). Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $5,000 per employee per year. The Company does not maintain separate or supplemental retirement plans for executives or key employees.
Executive Stock Ownership Guidelines. In March 2012, the Compensation Committee adopted new Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company's stockholders.  Under the guidelines, our named executive officers are required to hold a multiple of their base salary in Company common stock (CEO 3x, other named executive officers 2x). Each such executive officer is required to reach full compliance with the guidelines within five years of the date he or she first becomes subject to the guidelines.  If an executive officer fails to reach compliance with the guidelines within the five year phase in period, he or she will be paid 100% of annual incentive compensation in common stock until compliance is achieved.  He or she will also be required to hold at least fifty percent of all common stock awarded to him or her (excluding shares sold to fund tax liabilities associated with the receipt or vesting of awards) until the required ownership threshold is met.  As of December 31, 2014, each of our named executive officers was in compliance with the guidelines because they were within the five year phase in period.
Prohibitions on Hedging and Pledging Company Stock.  In order to avoid creating conflicts between an executive's interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from hedging the economic risk of owning Company shares.  In addition, in April 2013, the Board implemented a prohibition on the pledging of Company stock by directors and named executive officers.  This policy was effective April 1, 2014.  These prohibitions do not apply to stock held by MatlinPatterson and its affiliates, which may be deemed to be held by MatlinPatterson affiliated Board members David Matlin and Peter Schoels under applicable beneficial ownership rules.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation of the Company's named executive officers for 2012, 2013 and 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Scott D. Stowell (Chief Executive Officer)	2014	951,667	2,469,979	1,385,000	1,679,567	6,063	6,492,276
	2013	887,500	1,800,000	900,000	1,800,000	6,067	5,393,567
	2012	825,000	1,275,000	1,127,330	1,700,000	5,293	4,932,623
Jeff J. McCall (Chief Financial Officer)	2014	665,000	893,315	446,666	781,509	19,037	2,805,527
	2013	625,000	736,666	368,334	1,300,000	5,275	3,035,275
	2012	550,000	412,500	605,720	1,100,000	57,793	2,726,013
Wendy L. Marlett (Chief Marketing Officer)	2014	555,187	373,318	186,667	326,601	5,583	1,447,356
	2013	536,813	270,376	135,187	432,600	5,587	1,380,563
	2012	525,000	196,875	159,269	406,875	5,293	1,293,312
John P. Babel (Chief Legal Officer)	2014	486,250	326,648	163,332	285,776	5,271	1,267,277
	2013	462,500	237,500	118,750	380,000	5,275	1,204,025
	2012	425,000	159,373	146,769	340,000	5,293	1,076,435

(1)
Annual bonus and non-equity incentive plan compensation is generally paid in February for the prior year's performance. The 2014 amounts are described in more detail in the "Compensation Discussion and Analysis" section of this proxy statement under the heading "2014 Named Executive Officer Annual Cash Incentive Compensation Payouts".

(2)
The amounts reflected in these columns are the aggregate grant date fair values of equity awards. The methodology and assumptions used to calculate these values are set forth in Note 12 (Stock Incentive and Employee Benefit Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. The 2014 amounts in the "Stock Awards" column represent the grant date fair value of restricted stock and performance share awards granted to each executive as long-term equity compensation. The restricted stock issued to each executive vests in three equal installments on each of the first three anniversaries of the issuance date if a threshold level of pre-tax income is achieved, and the number of performance shares ultimately issued to each executive in 2014 will be based on the Company's actual earnings per share for the year ended December 31, 2016, subject to a minimum earnings per share threshold and the relative total shareholder return for the three-year period 2014-2016. The 2014 amounts in the "Option Awards" column represent the grant date fair value of capped stock appreciation rights which vest in three equal installments on each of the first three anniversaries of the issuance date. These awards are described in more detail in the "Compensation Discussion and Analysis" section under the heading "Overview of 2014 and 2015 Named Executive Officer Compensation" in this proxy statement. The grant date fair value of the performance share awards included in this column is equal to the dollar amount of the "Target" award. For further information about the grant date fair value assuming the maximum performance level is achieved, see footnote (5) to the Grants of Plan-Based Awards table.

(3)
Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company and the Company's contribution to the executive's 401(k) Plan account. In addition, amounts in this column include $13,765 of commuting expenses and $52,500 of relocation related costs paid to Mr. McCall in 2014 and 2012, respectively. Except as noted above, none of the amounts described in this footnote exceed $10,000.

Grants of Plan-Based Awards
The following table sets forth information concerning awards granted under the Company's equity and non-equity incentive plans for 2014 to each of the Company's named executive officers.  These awards are described in more detail under the headings "Overview of 2014 and 2015 Named Executive Officer Compensation" and "2014 Named Executive Officer Annual Cash Incentive Compensation Payouts" contained in the "Compensation Discussion and Analysis" section of this proxy statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Compensation Committee Approval Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Scott D. Stowell			581,250	1,162,500	2,325,000	—	—	—	—	—	—
	04/01/14	03/14/14	—	—	—	—	—	—	541,147	8.44	542,500
	04/01/14	03/14/14	—	—	—	64,277	64,277	64,277	—	—	542,498
	04/01/14	03/14/14	—	—	—	64,277	64,277	257,108	—	—	542,498	(5)
	04/01/14	03/14/14	—	—	—	33,173	33,173	132,692	—	—	542,489	(5)
			225,000	450,000	900,000	—	—	—	—	—	—
	08/05/14	07/28/14	—	—	—	—	—	—	304,259	7.54	300,000
	08/05/14	07/28/14	—	—	—	39,787	39,787	39,787	—	—	300,000
	10/01/14	03/14/14	—	—	—	—	—	—	550,649	7.40	542,500
	10/01/14	03/14/14	—	—	—	73,310	73,310	73,310	—	—	542,494

Jeff J. McCall			335,000	670,000	1,340,000	—	—	—	—	—	—
	04/01/14	03/14/14	—	—	—	—	—	—	222,776	8.44	223,333
	04/01/14	03/14/14	—	—	—	26,461	26,461	26,461	—	—	223,331
	04/01/14	03/14/14	—	—	—	26,461	26,461	105,844	—	—	223,331	(5)
	04/01/14	03/14/14	—	—	—	13,656	13,656	54,624	—	—	223,321	(5)
	10/01/14	03/14/14	—	—	—	—	—	—	226,688	7.40	223,333
	10/01/14	03/14/14	—	—	—	30,180	30,180	30,180	—	—	223,332

Wendy L. Marlett			112,000	280,000	560,000	—	—	—	—	—	—
	04/01/14	03/14/14	—	—	—	—	—	—	93,100	8.44	93,333
	04/01/14	03/14/14	—	—	—	11,058	11,058	11,058	—	—	93,330
	04/01/14	03/14/14	—	—	—	11,058	11,058	44,232	—	—	93,330	(5)
	04/01/14	03/14/14	—	—	—	5,707	5,707	22,828	—	—	93,329	(5)
	10/01/14	03/14/14	—	—	—	—	—	—	94,736	7.40	93,334
	10/01/14	03/14/14	—	—	—	12,612	12,612	12,612	—	—	93,329

John P. Babel			98,000	245,000	490,000	—	—	—	—	—	—
	04/01/14	03/14/14	—	—	—	—	—	—	81,462	8.44	81,666
	04/01/14	03/14/14	—	—	—	9,676	9,676	9,676	—	—	81,665
	04/01/14	03/14/14	—	—	—	9,676	9,676	38,704	—	—	81,665	(5)
	04/01/14	03/14/14	—	—	—	4,993	4,993	19,972	—	—	81,652	(5)
	10/01/14	03/14/14	—	—	—	—	—	—	82,893	7.40	81,666
	10/01/14	03/14/14	—	—	—	11,036	11,036	11,036	—	—	81,666

(1)
The amounts in these columns reflect the threshold, target and maximum potential payouts to our executives under their 2014 annual cash incentive compensation plans.  The amount reflected as the "Threshold" is the amount of cash that would be payable to the executive if the Company achieved the $275 million pre-tax minimum performance threshold established by the Committee and Ms. Marlett and Mr. Babel achieved a minimum level of performance on their individual performance goals and were not awarded a discretionary bonus.  The amount reflected as the "Target" is the amount of cash that would be payable to the executive if the Company achieved the $325 million pre-tax income target contained in the Company's 2014 business plan and Ms. Marlett and Mr. Babel achieved their targeted level of performance on their individual performance goals and received their targeted level of discretionary bonus.  The amount reflected as the "Maximum" is the amount of cash that would be payable to the executive if the Company's 2014 pre-tax income were to exceed $475 million and Ms. Marlett and Mr. Babel achieved their targeted level of performance on their individual performance goals and received their targeted level of discretionary bonus.  The potential payouts to Ms. Marlett and Mr. Babel were also dependent upon their achievement of various individual performance goals and upon the Chief Executive Officer and the Committee's subjective evaluation of their 2014 performance. Under these plans, Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were paid cash incentive bonuses of $1,355,976, $781,509, $326,601 and $285,776, respectively.  In August 2014, in light of Mr. Stowell's performance and a review of his compensation level relative to his peers, the Committee created a supplemental cash incentive program for Mr. Stowell. The amount reflected as the "Threshold",  "Target" and "Maximum" for Mr. Stowell's August 1, 2014 cash incentive award is the amount of cash that would be payable to him if the Company achieved $182.0 million, $215.1 million and $314.4 million, respectively, in pre-tax income for the six month period commencing July 1, 2014. Under this supplemental cash incentive program, Mr. Stowell received $323,591 in addition to his cash incentive bonus discussed above. These cash bonuses have been earned and paid and are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(2)
The amounts reflected in these columns represent long-term equity award compensation related to restricted stock and performance share awards that could be earned by our executives based on Company performance.  Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel received the following grants of restricted common stock: 64,277, 26,461, 11,058 and 9,676 shares on April 1, 2014 and 73,310, 30,180, 12,612 and 11,036 shares on October 1, 2014, respectively.  These shares are reflected as the "Threshold", "Target" and "Maximum" amounts since the vesting was dependent upon the Company achieving a threshold level of $275 million in pre-tax income that the Company achieved for 2014.  Subject to achievement of the threshold level of pretax income, the restricted stock vests in three equal installments on each of the first three anniversaries of the issuance date.  Mr. Stowell was also awarded 39,787 shares of restricted common stock on August 1, 2014, in light of his performance and a review of his compensation level relative to his peers.  These shares are reflected as the "Threshold", "Target" and "Maximum" amounts since the vesting was dependent upon the Company achieving a threshold level of $182 million in pre-tax income for the six month period commencing July 1, 2014 that the Company achieved.  Subject to achievement of the threshold level of pretax income, these shares of restricted stock vest in three equal installments on each of August 5, 2015, April 1, 2016 and April 1, 2017.  The grant date fair value of the restricted stock is reflected in the "Stock Awards" column of the Summary Compensation Table.  Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were also granted performance share awards with the target number of shares to be issued being set at 64,277, 26,461, 11,058 and 9,676, respectively, with payouts up to four times the target number of shares based on the Company's actual earnings per share for the year ended December 31, 2016.  The amounts reflected as the "Threshold" and "Target" are the number of shares that will be issued to each executive if targeted 2016 earnings per share is achieved.  No shares will be issued to the executives if this targeted level of performance is not achieved.  The amount reflected as the "Maximum" is the number of shares that will be issued to each executive if "maximum" 2016 earnings per share is achieved.  Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were also granted performance share awards with the target number of shares to be issued being set at 33,173, 13,656, 5,707 and 4,993, respectively, with payouts up to four times the target number of shares based on the Company's relative total shareholder return (TSR) performance over a three-year period from 2014-2016 in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee, with payouts up to four times the target number of shares based on actual TSR performance, subject to minimum TSR thresholds.  The amounts reflected as the "Threshold" and "Target" are the number of shares that will be issued to each executive if a targeted TSR ranking among the comparative peer group is achieved.  No shares will be issued to the executives if this targeted TSR ranking is not achieved.  The amount reflected as the "Maximum" is the number of shares that will be issued to each executive if "maximum" TSR ranking is achieved.  The grant date fair value of the performance share awards are at the target level reflected in the "Stock Awards" column of the Summary Compensation Table.  In accordance with applicable accounting rules, the fair value for common stock awards that vest based on company performance (such as earnings per share) is the Company's common stock closing price per share on the grant date and the fair value for common stock awards that vest based on market conditions (such as TSR) is determined by an independent third party valuation firm using a lattice model.  See footnote (5) below for information about the grant date fair value of these awards if the maximum performance level is achieved.

(3)
The amounts reflected in this column represent capped stock appreciation rights granted to Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel under their individual incentive compensation programs for 2014, which vest in three equal installments on each of the first three anniversaries of the issuance date. The grant date fair value of these stock awards are reflected in the "Option Awards" column of the Summary Compensation Table.

(4)
For a description of the methodology and assumptions used to calculate the grant date fair value of our stock awards, please see Note 12 (Stock Incentive and Employee Benefit Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014.

(5)
The grant date fair value of the performance share awards is equal to the dollar amount of the "Target" award.  On the grant date for these awards, the Company estimated that it was probable that the performance conditions necessary to earn the "Target" award would be satisfied.  If the maximum performance level is achieved, the grant date fair value of the 2014 performance share awards for Messrs. Stowell and McCall, Ms. Marlett and Mr. Babel would be $4,339,948, $1,786,608, $746,636 and $653,268, respectively.

Outstanding Equity Awards At Fiscal Year End
The following table provides a summary of equity awards granted to each of the Company's named executive officers that were outstanding as of December 31, 2014.

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (17)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (17)
Name	Exercisable		Unexercisable		(#)		($)	Date	(#)		($)	(#)		($)

Scott D. Stowell	19,999		—		—		4.0200	02/07/2015	—		—	—		—
	1,165,947		—		—		3.1000	08/22/2015	—		—	—		—
	1,000,000		—		—		0.6700	03/09/2016	—		—	—		—
	288,233		144,117	(1)	—		4.2900	04/01/2017	—		—	—		—
	300,000		—		600,000	(2)	4.2900	04/01/2017	—		—	—		—
	—		—		—		—	—	33,023	(3)	240,738	—		—
	—		—		—		—	—	792,540	(4)	5,777,617	—		—
	348,190		696,378	(5)	—		8.3900	04/01/2018	—		—	—		—
	—		—		—		—	—	71,514	(6)	521,337	—		—
	—		—		—		—	—	—		—	107,271	(7)	782,006
	—		541,147	(8)	—		8.4400	04/01/2019	—		—	—		—
	—		—		—		—	—	64,277	(9)	468,579	—		—
	—		—		—		—	—	—		—	64,277	(10)	468,579
	—		—		—		—	—	—		—	33,173	(10)	241,831
	—		304,259	(11)	—		7.5400	08/05/2019	—		—	—		—
	—		—		—		—	—	39,787	(12)	290,047	—		—
	—		550,649	(13)	—		7.4000	10/01/2019	—		—	—		—
	—		—		—		—	—	73,310	(14)	534,430	—		—

Jeff J. McCall	93,252	(15)	46,626	(1) (15)	—		4.2900	04/01/2017	—		—	—		—
	200,000	(15)	—		400,000	(2) (15)	4.2900	04/01/2017	—		—	—		—
	—		—		—		—	—	10,684	(3) (15)	77,886	—		—
	—		—		—		—	—	256,412	(4) (15)	1,869,243	—		—
	142,500	(15)	284,999	(5) (15)	—		8.3900	04/01/2018	—		—	—		—
	1,300,000	(15)	—		—		3.8000	06/01/2018	—		—	—		—
	—		—		—		—	—	29,267	(6) (15)	213,356	—		—
	—		—		—		—	—	—		—	43,901	(7) (15)	320,038
	—		222,776	(8)	—		8.4400	04/01/2019	—		—	—		—
	—		—		—		—	—	26,461	(9)	192,901	—		—
	—		—		—		—	—	—		—	26,461	(10)	192,901
	—		—		—		—	—	—		—	13,656	(10)	99,552
	—		226,688	(13)	—		7.4000	10/01/2019	—		—	—		—
	—		—		—		—	—	30,180	(14)	220,012	—		—

Wendy L. Marlett	44,507		22,253	(1)	—		4.2900	04/01/2017	—		—	—		—
	40,000		—		80,000	(2)	4.2900	04/01/2017	—		—	—		—
	400,000		—		—		3.8100	09/07/2017	—		—	—		—
	—		—		—		—	—	5,099	(3)	37,172	—		—
	—		—		—		—	—	122,376	(4)	892,121	—		—
	52,301		104,601	(5)	—		8.3900	04/01/2018	—		—	—		—
	—		—		—		—	—	10,742	(6)	78,309	—		—
	—		—		—		—	—	—		—	16,113	(7)	117,464
	—		93,100	(8)	—		8.4400	04/01/2019	—		—	—		—
	—		—		—		—	—	11,058	(9)	80,613	—		—
	—		—		—		—	—	—		—	11,058	(10)	80,613
	—		—		—		—	—	—		—	5,707	(10)	41,604
	—		94,736	(13)	—		7.4000	10/01/2019	—		—	—		—
	—		—		—		—	—	12,612	(14)	91,941	—		—

John P. Babel	150,000	(16)	—		—		0.6700	03/09/2016	—		—	—		—
	36,029		18,015	(1)	—		4.2900	04/01/2017	—		—	—		—
	40,000		—		80,000	(2)	4.2900	04/01/2017	—		—	—		—
	—		—		—		—	—	4,128	(3)	30,093	—		—
	—		—		—		—	—	99,068	(4)	722,206	—		—
	45,942		91,883	(5)	—		8.3900	04/01/2018	—		—	—		—
	—		—		—		—	—	9,436	(6)	68,788	—		—
	—		—		—		—	—	—		—	14,154	(7)	103,183
	—		81,462	(8)	—		8.4400	04/01/2019	—		—	—		—

—	—		—	—	—	9,676	(9)	70,538	—		—
—	—		—	—	—	—		—	9,676	(10)	70,538
—	—		—	—	—	—		—	4,993	(10)	36,399
—	82,893	(13)	—	7.4000	10/01/2019	—		—	—		—
—	—		—	—	—	11,036	(14)	80,452	—		—

(1)	4/2/2012 capped stock appreciation rights; the remaining award vests on 4/2/2015.
(2)
4/2/2012 capped market-based stock appreciation rights; one half of the remaining award vests if the Company's common stock closing price reaches nine ($9) and ten ($10) dollars, respectively, for twenty consecutive trading days over a five year award period ending on the award's expiration date.

(3)	4/2/2012 restricted stock award; the remaining award vests on 4/2/2015.
(4)
4/2/2012 performance share award; in accordance with SEC rules, this amount represents the number of shares of Company common stock that will be issued to each executive if "maximum" earnings per share is achieved in 2014 under the executive's performance share award agreement.

(5)	4/1/2013 capped stock appreciation rights; one half of the remaining award vests on 4/1/2015 and 4/1/2016.
(6)	4/1/2013 restricted stock award; one half of the remaining award vests on 4/1/2015 and 4/1/2016.
(7)
4/1/2013 performance share award; in accordance with SEC rules, this amount represents the number of shares of Company common stock that will be issued to each executive if "target" earnings per share is achieved in 2015 under the executive's performance share award agreement. On the date the performance share awards were granted, the Company estimated that it was probable that "target" earnings per share would be achieved in 2015.  As of the date of this proxy statement, the Company estimates that it is probable that the performance conditions necessary to earn 1.1818 times the "target" award will be achieved in 2015, which would result in the issuance of 126,772, 51,882, 19,042 and 16,727 shares of common stock to Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel, respectively.

(8)	4/1/2014 capped stock appreciation rights; one third of the award vests on 4/1/2015, 4/1/2016 and 4/1/2017.
(9)	4/1/2014 restricted stock award; one third of the award vests on 4/1/2015, 4/1/2016 and 4/1/2017.
(10)
4/1/2014 performance share award; in accordance with SEC rules, this amount represents the number of shares of Company common stock that will be issued to each executive if "target" 2015 earnings per share and relative total shareholder return ("TSR") performance over a three-year period from 2014-2016 is achieved under the executive's performance share award agreement.  On the date the performance share awards were granted, and as of the date of this proxy statement, the Company estimates that it is probable that "target" 2015 earnings per share will be achieved in 2015 and "target" relative TSR performance over a three-year period from 2014-2016 in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee will be achieved.

(11)	8/5/2014 capped stock appreciation rights; one third of the award vests on 8/5/2015, 4/1/2016 and 4/1/2017.
(12)	8/5/2014 restricted stock award; one third of the award vests on 8/5/2015, 4/1/2016 and 4/1/2017.
(13)	10/1/2014 capped stock appreciation rights; one third of the award vests on 10/1/2015, 10/1/2016 and 10/1/2017.
(14)	10/1/2014 restricted stock award; one third of the award vests on 10/1/2015, 10/1/2016 and 10/1/2017.
(15)	Mr. McCall's equity awards are held in a family LLC for which Mr. McCall is the sole manager authorized to act on behalf of the LLC.
(16)	Mr. Babel's stock options are held in family trusts for which Mr. Babel is a co-trustee.
(17)	Market value based on the closing price of Standard Pacific Corp. common stock on December 31, 2014 ($7.29).

Option Exercises and Stock Vested
The following table sets forth on an aggregated basis for each of the Company's named executive officers, the number and value of shares of Common Stock acquired upon exercise of stock options, and the number and value of shares of Common Stock acquired upon vesting of restricted stock during 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Scott D. Stowell	414,054	2,170,777	68,779	579,504
Jeff J. McCall	—	—	25,317	213,355
Wendy L. Marlett	—	—	10,470	88,214
John P. Babel	50,000	391,500	8,845	74,528

AUDIT COMMITTEE REPORT
To: The Board of Directors
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm's independence from Company management and the Company and received the written disclosures and letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of non-audit services with the independent registered public accounting firm's independence.
The Audit Committee also reviewed and discussed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's report on management's assessment and the effectiveness of the Company's internal control over financial reporting.
The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations; its evaluations of the Company's internal control, including internal control over financial reporting; and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2014.
Audit Committee
Douglas C. Jacobs (Chairman)
Bruce A. Choate
John R. Peshkin
The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

INFORMATION CONCERNING AUDITOR
Ernst & Young LLP was retained to audit the Company's consolidated financial statements for 2014 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee will consider the appointment of Ernst & Young as the Company's auditor for fiscal year 2015.  Representatives of Ernst & Young are expected to be present at the 2015 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions from stockholders.
Audit Fees and All Other Fees
The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2014 and 2013.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees(1)	$871,040	$852,715
Audit-Related Fees(2)	1,995	340,745
Tax Fees(3)	206,640	201,557
All Other Fees	—	—
Total(4)	$1,079,675	$1,395,017

(1)
Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, Standard Pacific Mortgage, Inc., services rendered related to consents and comfort letters provided in connection with securities offerings, and fees incurred in connection with auditing the Company's internal control over financial reporting.

(2)	Consists primarily of fees to assist with diligence relating to potential acquisitions. Also includes fees related to an online subscription to Ernst & Young's internal accounting literature database.
(3)	Includes fees related to research with respect to various tax issues.
(4)	All fees listed above were approved by the Audit Committee.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before such services commence.
Each year, management submits to the Audit Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Audit Committee considers, among other things, whether such services are consistent with the auditor's independence. For those services approved by the Audit Committee, the committee also establishes an aggregate cap on fees associated with such services. In addition, at each regular meeting of the Audit Committee management reports to the committee details of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.
In order to expedite the handling of unexpected matters, the Audit Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company's independent auditors to the Company for the fiscal year ended December 31, 2014 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 15, 2015 (except as noted otherwise) regarding ownership of the Company's Shares by (1) each director of the Company, (2) each executive officer of the Company named in the summary compensation table, (3) all directors and executive officers of the Company as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's Shares. This table is based on information supplied to the Company by the Company's executive officers and directors and on Schedule 13Gs filed with the Securities and Exchange Commission.  Except as noted below, the address of the named beneficial owner is c/o Standard Pacific Corp., 15360 Barranca Parkway, Irvine, California 92618.
	Common Stock		Senior Preferred Stock
Name of Beneficial Owner	Shares(1)	Percent of Class**	Shares	Percent of Class
Directors and Executive Officers
Scott D. Stowell	4,761,705	1.7	—	—
Jeff J. McCall	2,256,949	*	—	—
Wendy L. Marlett	714,586	*	—	—
John P. Babel	481,970	*	—	—
Bruce A. Choate	190,058	*	—	—
Ronald R. Foell	529,807	*	—	—
Douglas C. Jacobs	114,523	*	—	—
David J. Matlin (2)	126,400,000	(2)	267,829(3)	100
John R. Peshkin	45,083	*	—	—
Peter Schoels (2)	126,400,000	(2)	267,829(3)	100
Directors and Executive Officers as a Group (10 persons)	135,494,681		267,829(3)	100
5% Beneficial Owners			—	—
MP CA Homes LLC (3)	126,400,000	(3)	267,829(3)	100
BlackRock, Inc. (4)	16,805,034	6.1	—	—

*	Less than one percent.
**	Applicable percentage of ownership is based on 273,767,469 shares of the Common Stock outstanding as of March 15, 2015. To the Company's knowledge, none of such shares have been pledged as security by any of the Company's directors or executive officers.
(1)
The total number of shares listed in the "Shares" column for each named executive officer and director includes the following number of shares subject to stock options and stock appreciation rights held by such named executive officer or director which are exercisable within 60 days after March 15, 2015:  Mr. Stowell 3,580,733, Mr. McCall 1,999,136, Ms. Marlett 592,395, Mr. Babel 363,082, and all directors and executive officers as a group 6,535,346.

(2)
As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes, LLC, each of Mr. Matlin and Mr. Schoels may be deemed to be the beneficial owner of all of the shares of Common Stock and Series B Preferred Stock held by MP CA Homes, LLC, over which they may be deemed to have shared voting and dispositive power.  Please see footnote 3 below.

(3)
MP CA Homes LLC (identified as MatlinPatterson throughout the rest of this proxy statement), an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of 267,829 shares of Series B Preferred Stock ("Junior Preferred Stock") and 126,400,000 shares of Common Stock, with respect to which it has shared dispositive and voting power. The address of MP CA Homes LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213. The Junior Preferred Stock, together with the Common Stock held by MatlinPatterson, currently represent 49% of the total voting power of the Shares of the Company.  The Junior Preferred Stock will vote with the Common Stock on an as-converted basis provided that the votes attributable to shares of Junior Preferred Stock held by MatlinPatterson, together with votes attributable to shares of Common Stock held by MatlinPatterson, cannot exceed 49% of the total voting power of the voting power of the Shares of the Company.  The Junior Preferred Stock is initially convertible into up to 87,812,786 shares of Common Stock; however, MatlinPatterson is not entitled to convert the Junior Preferred Stock into Common Stock unless after such conversion it would hold no more than 49% of the voting power of the Shares of the Company.  Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Junior Preferred Stock will receive the amount payable if the Junior Preferred Stock had been converted into Common Stock immediately prior to the liquidating distribution.  For such purposes, the as-converted number for the Junior Preferred Stock would be 87,812,786 shares of Common Stock, which, together with the 126,400,000 shares of Common Stock held by the Investor, equals approximately 59.2% of the outstanding Common Stock of the Company as of March 15, 2015.

(4)
BlackRock, Inc. beneficially owns 16,805,034 shares of Common Stock, over which it has sole voting power for 16,457,285 of these shares, no shared voting power, sole dispositive power for 16,805,034 of these shares and no shared dispositive power.  BalckRock's address is 40 East 52nd Street, New York, NY 10022.  This information is based on a Schedule 13G/A filed on January 30, 2015.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2016 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 ("Rule 14a-8") must set forth such proposal in writing and submit it to the Company's Corporate Secretary on or before December [26], 2015.  The Board of Directors will review proposals from eligible stockholders if they are received by December [26], 2015 and will determine whether such proposals will be included in the Company's 2016 proxy solicitation materials.  Under Rule 14a-8 a stockholder is eligible to present proposals to the Board of Directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2016 annual meeting of stockholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act of 1934, as amended.
If a stockholder desires to have a proposal presented or nominate a director candidate at the Company's 2015 annual meeting of stockholders and the proposal is not intended to be included in the Company's 2016 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company's bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company's Corporate Secretary at the Company's principal executive offices by March 5, 2016.  All stockholder proposals must include the information required by the Company's bylaws. Stockholders may contact the Company's Corporate Secretary at the address set forth below for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.  For information about stockholder director nominations, reference is made to the information included under the caption "Information Concerning the Board of Directors -- Director Identification, Qualification and Nominating Procedures" in this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To the Company's knowledge, based solely on its review of the copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 that were required to be furnished to us, all of the reports required under Section 16(a), during or with respect to the fiscal year ended December 31, 2014, were filed on a timely basis, except that Scott Stowell, the Company's Chief Executive Officer, inadvertently filed a late Form 4 with respect to the grant to Mr. Stowell of equity awards on August 5, 2014.  This grant was reported on a Form 4 filed on October 2, 2014.
FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has made available to each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K.  The Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2014 (without the exhibits thereto) and/or a copy of any exhibits to its 2014 Form 10-K upon the written or oral request of any stockholder or beneficial owner of its Common Stock. Requests should be directed to the below address.

John P. Babel
Corporate Secretary
Standard Pacific Corp.
15360 Barranca Parkway
Irvine, California 92618
(949) 789-1600

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2015
The Notice of Internet Availability of Proxy Materials and this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.proxyvote.com.
FORWARD-LOOKING STATEMENTS
This proxy statement contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the anticipated actions and effects of our compensation structure and programs and statements included in the other proposals contained herein.  Standard Pacific undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements should be evaluated together with the many uncertainties that affect Standard Pacific's business, particularly those mentioned under the heading "Risk Factors" in Standard Pacific's Annual Report on Form 10-K, and in the periodic reports that Standard Pacific files with the SEC on Form 10-Q and Form 8-K.
OTHER MATTERS
At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters that would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.
DOCUMENTS INCORPORATED BY REFERENCE
We have incorporated by reference into this Proxy Statement the following documents: Amended and Restated Rights Agreement and Amendment No. 1 to Amended and Restated Rights Agreement.  We will provide, without charge, to each person to whom this Proxy Statement is delivered or made available, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of each of these agreements.

[PRELIMINARY PROXY CARD]

STANDARD PACIFIC CORP.
ATTN: MICHELLE VARELA
15360 BARRANCA PARKWAY
IRVINE, CA 92618

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Bruce A. Choate
02 Ronald R. Foell
03 Douglas C. Jacobs
04 David J. Matlin
05 John R. Peshkin
06 Peter Schoels
07 Scott D. Stowell

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000231187_1 R1.0.0.51160

[PRELIMINARY PROXY CARD]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/Annual Report/10K Wrap is/are available at www.proxyvote.com .

STANDARD PACIFIC CORP.
Annual Meeting of Stockholders
June 3, 2015 10:30 AM Local Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), revoking any proxy previously given, hereby constitute(s) and appoint(s) Scott D. Stowell, Jeff J. McCall and John P. Babel, or each of them, as his, her or its true and lawful agents and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of STANDARD PACIFIC CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Standard Pacific Corp., 15360 Barranca Parkway, Irvine CA 92618 on Wednesday, June 3, 2015 at 10:30 am local time, and at any adjournment or postponement thereof, on all matters coming before such meeting.

If a box is checked, your shares shall be voted in accordance with your instructions. If you fail to mark one of the boxes for a proposal, this proxy will be voted, in the case of the election of directors, FOR each of the listed nominees for director, FOR proposals 2, 3, and 4, and in the discretion of the proxy holders on all other business that properly comes before the meeting or any postponement or adjournment thereof.

0000231187_2 R1.0.0.51160

Continued and to be signed on reverse side